Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

INTEL CORPORATION,

JEFFERSON ACQUISITION CORPORATION

and

MCAFEE, INC.

Dated as of August 18, 2010

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2010 (this “Agreement”), among INTEL CORPORATION, a Delaware corporation (“Parent”), JEFFERSON ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MCAFEE, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), and each share of Common Stock, par value $0.01 per share, of the Company (collectively, the “Company Shares”) to be thereupon canceled and converted into the right to receive cash in an amount equal to $48.00 per Company Share (the “Merger Consideration”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved and declared advisable this Agreement and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent’s willingness to enter into this Agreement, certain employees of the Company are executing and delivering to Parent Employment Agreements substantially in the forms attached hereto as Exhibit A-1 and Exhibit A-2 (the “Employment Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1. DEFINITIONS

1.1 Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) for or relating to (in one transaction or a series of related transactions) any of the following (other than the Transactions): (i) any direct or indirect acquisition or purchase (including by any license or lease) by any Third Party of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute or generate fifteen percent (15%) or more of the revenues, net income or assets of the Company and the Company

Subsidiaries on a consolidated basis or (B) beneficial ownership of fifteen percent (15%) or more of any class of equity securities of the Company or any Company Subsidiary, the assets or business of which constitutes or generates fifteen percent (15%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries on a consolidated basis, (ii) any purchase or sale of, or tender offer or exchange offer by any Third Party for, equity securities of the Company or any Company Subsidiary that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any Company Subsidiary, the assets or business of which constitutes or generates fifteen percent (15%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries on a consolidated basis, (iii) any recapitalization, liquidation or dissolution of the Company or any Company Subsidiary, other than a wholly-owned Company Subsidiary, or (iv) any merger, consolidation, business combination, joint venture, share exchange or similar transaction involving any Company Subsidiary, the assets or business of which constitutes or generates fifteen percent (15%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries on a consolidated basis, or involving the Company, if, as a result of any such transaction, the stockholders of the Company, as a group, immediately prior to the consummation of such transaction would hold less than eighty-five percent (85%) of the surviving or resulting entity of such transaction immediately after the consummation of such transaction. An Acquisition Proposal includes a Superior Proposal.

“Action” means any and all litigation, suits, actions, hearings (other than ex parte hearings not involving a party), proceedings, arbitrations and mediations by or before, or otherwise involving, any Governmental Authority.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, significant impediments to or lessening of competition, or the creation or strengthening of a dominant position through merger or acquisition.

“beneficial owner” has the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

“business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or California, or is a day on which banking institutions located in the State of New York or California are authorized or required by Law or other governmental action to close.

“Claim” means any and all allegations, claims, demands and causes of action.

“Company Intellectual Property” means any and all Intellectual Property Rights that are owned by (solely or jointly), or exclusively licensed to, the Company or any Company Subsidiary (or that the Company or any Company Subsidiary claims or purports to own).

“Company Products” means all services and products of the Company and the Company Subsidiaries.

“Company Restricted Stock” means Company Shares that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other Contract with the Company.

“Company Stock Option Plans” means any equity incentive plans of the Company, as amended, pursuant to which the Company granted any Company Stock Options, Company RSUs, Company PSUs and/or Company Restricted Stock, including plans under which awards assumed by the Company in connection with a merger or acquisition are still outstanding.

“Company Stock Options” means any option to purchase shares of the Company’s Common Stock granted under any Company Stock Option Plan.

“Continuing Employees” means all employees of the Company or any Company Subsidiary who (i) are offered and accept employment, prior to the Effective Time, by Parent or any subsidiary of Parent, (ii) at the Effective Time, continue their employment with the Company or any Company Subsidiary, or (iii) remain or become at the Effective Time employees of the Company or, outside the U.S., at the Effective Time remain or become employees of the Company, Parent or any subsidiary as required by applicable Law.

“Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, loan instrument, mortgage, lease, purchase or sales order, guarantee and any similar legally binding undertaking, commitment, pledge or understanding or arrangement, whether written, oral, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities by contract or otherwise.

“Copyrights” means any and all U.S. and foreign copyrights, mask works and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“Current Government Contract” means any Government Contract that has not yet expired or terminated, or for which final payment has not been received.

“Current Government Contract Bids” means all quotations, bids and proposals for awards of new Government Contracts made by the Company or any Company Subsidiary for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company or a Company Subsidiary may yet be made.

“Environmental Laws” means any Law, including common law, or Order relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, (iii) pollution or protection of the indoor or outdoor environment, health (as it relates to exposures to Hazardous Substances) or natural resources, or (iv) the European Union’s Directives on the Restriction of Hazardous Substances (RoHS), Waste Electrical and Electronic Equipment (WEEE) and Regulation (EC) No. 1907/2006 (REACH).

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Company Subsidiary and that, together with the Company or any Company Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time in the five (5) year period prior to the Effective Time with (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) organization, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power of any nature (including persons acting as arbitrators, mediators, alternative dispute resolution organizations and stock exchanges).

“Hazardous Substances” means (i) those substances, materials, contaminants or wastes defined in or regulated as “hazardous”, “toxic” or “radioactive” under the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) polychlorinated biphenyls, friable asbestos and radon, (v) any other contaminant, and (vi) any biological or chemical substance, material or waste regulated or classified as hazardous, toxic, carcinogenic, mutagenic or radioactive by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means any and all (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice), (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials, (iii) customer, vendor and distributor lists, contact and registration information and correspondence, (iv) specifications, designs, models, devices, prototypes, schematics and development tools, (v) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works and other works of authorship and copyrightable subject matter (“Works of Authorship”), (vi) databases and other compilations and collections of data or information (“Databases”), (vii) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”), (viii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”), (ix) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”), and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) Patents, (ii) Copyrights, (iii) other rights with respect to Software, including registrations thereof and applications therefor, (iv) industrial design rights and registrations thereof and applications therefor, (v) rights with respect to Trademarks, and all registrations thereof and applications therefor, (vi) rights with respect to Domain Names, including registrations thereof and applications therefor, (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person, (viii) rights with respect to Databases, including registrations thereof and applications therefor, (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, and (x) any rights equivalent or similar to any of the foregoing.

“knowledge of the Company” means the actual knowledge of the directors, executive officers and individuals of the Company set forth in Schedule 1.1, in each case, assuming due investigation or inquiry by such person of such other individuals of the Company and the Company Subsidiaries who would reasonably be expected to have knowledge of the relevant matter.

“knowledge of Parent or Merger Sub” means the actual knowledge of the individuals of the Parent set forth in Schedule 1.1, in each case assuming due investigation or inquiry by such person of such other individuals of the Parent and the Merger Sub who would reasonably be expected to have such knowledge of the relevant matter.

“Law” means any U.S. or non-U.S. law (statutory, common or otherwise), including any constitution, statute, convention, ordinance, regulation, rule, code or executive order of a Governmental Authority.

“Liens” means any liens, mortgages, encumbrances, pledges, security interests, options, rights of first refusal, or other charges of any kind.

“Material Adverse Effect” means any event, condition, circumstance, development, state of facts, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on, (x) the business, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) the Company’s ability to timely consummate the Merger and the other Transactions in accordance with the terms of this Agreement or to perform any of its obligations under this Agreement; provided, however, that with respect to clause (x) above, no event, condition, circumstance, development, state of facts, change or effect (by itself or when aggregated with any and all other events, conditions, circumstances, developments, states of facts, changes and effects) to the extent arising out of or resulting from any of the following shall be taken into account in determining whether a “Material Adverse Effect” has occurred or may or would occur: (i) conditions (or changes after the date hereof in such conditions) in the industry in which the Company and the Company Subsidiaries operate; (ii) general economic conditions (or changes after the date hereof in such conditions) in the U.S. or any other country in the world; (iii) conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world; (iv) political conditions (or changes after the date hereof in such conditions) in the U.S. or any other country in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the U.S. or any other country in the world; (v) acts of God, natural disasters, weather conditions or other calamities occurring after the date hereof; (vi) the announcement or pendency of this Agreement, including, to the extent arising out of or resulting therefrom, (A) the termination or potential termination (or the failure or potential failure to renew or enter into) Contracts with actual or potential customers, suppliers, distributors, resellers, licensors or other business partners, or any other negative development (or potential negative development) in the relationship of the Company or any Company Subsidiaries with any of their respective customers, suppliers, distributors, resellers, licensors or other business partners, (B) the loss or departure of any officers or other employees of the Company or any Company Subsidiaries, or (C) any decline or other degradation in the Company’s or any Company Subsidiary’s customer bookings; (vii) the taking of any action required by this Agreement, or the failure to take any action to which Parent has approved or consented in writing or otherwise requested in writing; (viii) the failure to take any action specifically prohibited by Section 5.1, (ix) changes after the date hereof in Law or other legal or regulatory conditions (or the interpretation thereof) or changes after the date hereof in GAAP or other accounting standards (or the interpretation thereof), (x) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause of any such changes unless such underlying cause would otherwise be excepted from this definition), (xi) any failure by the Company to meet any analysts’ estimates or projections of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures unless such underlying cause would otherwise be excepted from this definition), and (xii) any Actions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) against the Company or any of its directors or officers arising out of this Agreement, the Merger or any other Transactions; provided, however that the exceptions set forth in clauses (i), (ii), (iii), (iv), (v) and (ix) of the foregoing proviso shall not apply solely to the extent that the Company and the Company Subsidiaries are disproportionately affected thereby relative to other companies of comparable size in the same industries and geographies in which the Company and the Company Subsidiaries operate.

“Open Source” means Software or similar subject matter that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, and (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof). Open Source Software includes Software distributed under such licenses as the GNU General Public License, GNU Lesser General Public License, New BSD License, MIT License, Common Public License and other licenses approved as Open Source licenses under the Open Source Definition of the Open Source Initiative.

“Order” means any injunction, writ. judgment, decree, determination, ruling or other order of a Governmental Authority.

“parties” means Parent, Merger Sub and the Company.

“Patents” means any and all U.S. and foreign patent rights, including, without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.

“Permitted Liens” means any of the following: (i) Liens for Taxes and governmental assessments, charges or levies either not yet delinquent or the amount and validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the 2010 Balance Sheet in accordance with GAAP, as adjusted for the passage of time in the ordinary course of business; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens arising in the ordinary course of business; (iii) Liens imposed by applicable Law (other than Tax Law) arising in the ordinary course of business; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of the Company Subsidiaries; (vii) statutory, contractual or common law liens of landlords; and (viii) Liens on the landlord’s interest in the underlying Real Property.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Registered Company Intellectual Property” means all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names that are registered, recorded, or filed by, for, under authorization from, or in the name of (or assigned to) the Company or any Company Subsidiary.

“Representative” means, in respect of any person, the directors, officers, employees, authorized agents (including financial and legal advisors) and other authorized representatives of such person.

“Required Company Vote” means the affirmative vote of the holders of a majority of the outstanding Company Shares in favor of the adoption of this Agreement.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Software” means all (i) computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (iv) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing, and (v) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.

“subsidiary” or “subsidiaries” means, in respect of any person, (i) a corporation that is controlled or more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one of more other subsidiaries of such person or by such person and one or more other subsidiaries thereof, (ii) a partnership of which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, is the general partner or has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, has at least a majority ownership or has the power to direct the policies, management and affairs thereof.

“Tax” or “Taxes” means (i) all federal, state, local, non-U.S. and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, customs duties, capital stock,

environmental (including taxes under Section 59A of the Code), transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, windfall profits, customs, duties, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, any penalties or additions to tax with respect thereto, whether disputed or not, including any fees or penalties imposed on a person in respect of any information Tax Return made to a Governmental Authority, (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation Contract or any other express or implied agreement to indemnify any other person.

“Tax Returns” means all returns and reports, elections, declarations, disclosures, schedules, estimates and information returns, including any schedule or attachment thereto, required to be supplied to a Governmental Authority (or any agent thereof) relating to Taxes.

“Third Party” means any person other than Parent and its subsidiaries (including Merger Sub) and the respective Representatives of Parent and its subsidiaries.

“Top Customer” means a top ten (10) customer of the Company or any Company Subsidiary based on revenues during the twelve (12) months ended June 30, 2010, as set forth in Section 1.1(t) of the Disclosure Schedule.

“Top Distributor” means a top ten (10) distributor of the Company or any Company Subsidiary based on revenues during the twelve (12) months ended June 30, 2010, as set forth in Section 1.1(t) of the Disclosure Schedule.

“Top Reseller” means a top ten (10) reseller of the Company or any Company Subsidiary based on revenues during the twelve (12) months ended June 30, 2010, as set forth in Section 1.1(t) of the Disclosure Schedule.

“Top Supplier” means a top ten (10) supplier of products or services to the Company or any Company Subsidiary based on expenditures during the twelve (12) months ended June 30, 2010, as set forth in Section 1.1(t) of the Disclosure Schedule.

“U.S.” means United States of America.

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

2010 Balance Sheet	3.7(c)

Acquisition Agreement	6.3(b)

acquisition transactions	5.1(f)

Defined Term	Location of Definition

Agreement	Preamble

Antitrust Division	6.10(a)

Blue Sky Laws	3.5(b)

Book-Entry Shares	2.6

Certificate of Merger	2.2

Certificates	2.6

Change in Recommendation	6.3(b)

Closing	2.2

Closing Date	2.2

Code	2.10

Company	Preamble

Company Board	Recitals

Company Board Recommendation	3.4(b)

Company COC Plan	5.2(a)

Company COC Retention Agreements	5.2(b)

Company ESPP	2.7(h)

Company Financial Advisor	3.27

Company Financial Statements	3.7(b)

Company Intellectual Property Agreements	3.14(k)

Company Leased Real Property	3.13(c)

Company Material Contracts	3.17(a)

Company Owned Real Property	3.13(b)

Company Preferred Stock	3.3(a)

Company PSUs	2.7(e)

Defined Term	Location of Definition

Company Real Property Lease	3.13(c)

Company Required Approvals	3.5(b)

Company Restricted Stock award	2.7(g)

Company RSUs	2.7(c)

Company Securities	3.3(c)

Company Shares	Recitals

Company Subsidiary	3.1(b)

Company Subsidiary Securities	3.3(f)

Confidentiality Agreement	6.2(b)

Continuing Option	2.7(a)

Continuing PSU	2.7(e)

Continuing RSU	2.7(c)

Credit Facilities	5.3

Current Offering Period	2.7(h)

Current Premium	6.5(c)

D&O Insurance	6.5(c)

Databases	1.1

Designated Superior Proposal	6.3(b)(x)(1)

DGCL	Recitals

Disclosure Schedule	Article 3

Dissenting Company Shares	2.8(a)

Domain Names	1.1

DTC	2.9(b)

Effective Time	2.2

Defined Term	Location of Definition

Employment Agreements	Recitals

Environmental Permits	3.16

ERISA	3.10(a)

Exchange Ratio	2.7(a)

Expenses	8.3(b)

Fee	8.3(a)(iv)

Final Purchase	2.7(h)

FTC	6.10(a)

GAAP	3.7(b)

Government Official	3.24(a)

Grant Date	3.3(e)

HSR Act	3.5(b)

Indemnification Agreements	6.5(b)

Indemnified Person	6.5(a)

IRS	3.10(a)

Intervening Event	6.3(b)(y)

Merger	Recitals

Merger Consideration	Recitals

Merger Sub	Preamble

Multiemployer Plan	3.10(b)

Multiple Employer Plan	3.10(b)

NASDAQ	2.7(a)

Non-U.S. Benefit Plan	3.10(h)

Defined Term	Location of Definition

Notice of Designated Superior Proposal	6.3(b)

NYSE	3.18

Outside Date	8.1(b)

Parent	Preamble

Parent Common Stock	2.7(a)

Paying Agent	2.9(a)

Permits	3.6

Plans	3.10(a)

Proxy Statement	3.12

SEC Reports	3.7(a)

Securities Act	3.7(a)

SOX	3.7(a)

Specified Governmental Authorities	6.10(a)

Stockholders’ Meeting	6.1(c)

Superior Proposal	6.3(a)

Surviving Corporation	Recitals

Takeover Law	6.6

Terminating Option	2.7(b)

Terminating PSU	2.7(f)

Terminating RSU	2.7(d)

Trademarks	1.1

Trade Secrets	1.1

Transactions	Recitals

2010 Balance Sheet	3.7(c)

Defined Term	Location of Definition

US Plans	3.10(a)

WARN Act	3.11(d)

Works of Authorship	1.1

2. THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in Article 7 and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

2.2 Effective Time; Closing. The closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than two (2) business days, following the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California, or such other place as the parties shall agree. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; By-laws.

(a) At the Effective Time, subject to the provisions of Section 6.5(b), the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to conform to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law and such Certificate of Incorporation; provided that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows: “The name of the corporation is McAfee, Inc.”

(b) At the Effective Time, subject to the provisions of Section 6.5(b), the By-laws of the Surviving Corporation shall be amended and restated to conform to the By-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of a certificate or certificates (the “Certificates”) evidencing the Company Shares or non-certificated shares of Company Shares represented by book-entry on the records of the Company or the Company’s transfer agent (the “Book-Entry Shares”):

(a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Company Shares) shall be canceled and converted automatically into the right to receive an amount in cash, without interest, equal to the Merger Consideration, payable to the holder of such Company Share, in the manner provided in Section 2.9. If, between the date of this Agreement and the Effective Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted to the extent appropriate for all purposes of this Article 2.

(b) Each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.7 Company Stock Options; Company RSUs; Company PSUs; Company Restricted Stock; Company ESPP.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Stock Options, each Company Stock Option outstanding immediately prior to the Effective Time that is held by a Continuing Employee and not described in the following sentence (a “Continuing Option”) will be assumed by Parent. A Company Stock Option shall not be considered a Continuing Option if the Company Stock Option is subject to the Laws of a non-U.S. jurisdiction and Parent determines the Company Stock Option may not be converted into a Continuing Option (i) under a Law of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making commercially reasonable efforts), (ii) under the policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction, or (iii) due to Parent’s administrative practices with respect to equity awards. Parent will notify the Company at least twenty (20) days prior to the Effective Time of the Company Stock Options that will not be Continuing Options pursuant to the previous sentence. Each Continuing Option assumed by Parent will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (as such terms and conditions have been amended in accordance with Section 5.2), including the vesting restrictions, except for administrative changes that are not adverse to the holder of the Continuing Option or to which the holder consents and except that (X) each Continuing Option will be exercisable for a number of validly issued, fully paid and non-assessable shares of common stock of Parent (the “Parent Common Stock”) equal to the product of the number of Company Shares that would be issuable upon exercise of the Continuing Option outstanding immediately prior to the Effective Time multiplied by a quotient obtained by dividing (A) the Merger Consideration by (B) the average closing price of Parent Common Stock on the NASDAQ Global Select Market (the “NASDAQ”) for the five (5) trading days immediately preceding (but not including) the Closing Date (the “Exchange Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock, (Y) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Continuing Option will be equal to the quotient determined by dividing the per share exercise price for such Continuing Option outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (Z) all references to the “Company” in the applicable Company Stock Option Plans and the stock option agreements will be references to Parent. It is the intention of the parties that each Company Stock Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Stock Option qualified as an incentive stock option prior to the Effective Time.

(b) Each Company Stock Option that is not a Continuing Option (a “Terminating Option”) shall in each case be canceled at the Effective Time and shall be converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (y) the number of Company Shares subject to such Terminating Option (after giving effect to any acceleration provided under the terms of the applicable Company Stock Option Plan under which the Company Stock Option was granted, the applicable stock option agreement, and any other Plan disclosed in Section 3.10(a) of the Disclosure Schedule as such Plan is amended in connection with this Agreement), less all applicable deductions and withholdings required by Law to be withheld in respect of such payment.

(c) Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of Company RSUs, each outstanding restricted stock unit under the Company Stock Option Plans (such restricted stock units, the “Company RSUs”) that is then outstanding, unvested and held by a Continuing

Employee and not described in the following sentence (a “Continuing RSU”) will be assumed by Parent. A Company RSU shall not be considered a Continuing RSU if the Company RSU is subject to the Laws of a non-U.S. jurisdiction and Parent determines the Company RSU may not be converted into a Continuing RSU (i) under a Law of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making commercially reasonable efforts), (ii) under the policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction, or (iii) due to Parent’s administrative practices with respect to equity awards. Parent will notify the Company at least twenty (20) days prior to the Effective Time of the Company RSUs that will not be Continuing RSUs pursuant to the previous sentence. Each Continuing RSU assumed by Parent will continue to have, and be subject to, the same terms and conditions of such Company RSU immediately prior to the Effective Time (as such terms and conditions have been amended in accordance with Section 5.2), including the vesting restrictions, except for administrative changes that are not adverse to the holder of the Continuing RSU or to which the holder consents and except that (A) each Company RSU shall cover a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of the number of Company Shares that would be issuable under the Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) all references to the “Company” in the applicable Company Stock Option Plans and restricted stock unit agreements will be references to Parent. Each Company RSU (or any portion thereof) that vests and becomes settleable by its terms at the Effective Time will not be assumed, but will instead be converted into the right to receive, in exchange for the cancellation of such Company RSU (or portion thereof), an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of Company Shares subject to such Company RSU (or settleable portion thereof) immediately prior to the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

(d) By virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of Company RSUs, each Company RSU that is not a Continuing RSU outstanding immediately prior to the Effective Time shall be canceled at the Effective Time (each, a “Terminating RSU”). Each holder of a Terminating RSU (after giving effect to any acceleration provided under the terms of the applicable Company Stock Option Plan under which the Company RSU was granted, the applicable restricted stock unit agreement, and any other Plan disclosed in Section 3.10(a) of the Disclosure Schedule as such Plan is amended in connection with this Agreement) shall be eligible to receive at the Effective Time an amount in cash (without interest) equal to (A) the Merger Consideration multiplied by (B) the number of Company Shares subject to each Terminating RSU, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment.

(e) Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of Company PSUs, each outstanding performance stock unit under the Company Stock Option Plans (such performance stock units, the “Company PSUs”) that is then outstanding, unvested and held by a Continuing Employee and not described in the following sentence (a “Continuing PSU”) will be assumed by Parent. A Company PSU shall not be considered a Continuing PSU if the Company PSU is subject to the Laws of a non-U.S. jurisdiction and Parent determines the Company PSU may not be converted into a Continuing PSU (i) under a Law of the relevant non-U.S.

jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making commercially reasonable efforts), (ii) under the policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction, or (iii) due to Parent’s administrative practices with respect to equity awards. Parent will notify the Company at least twenty (20) days prior to the Effective Time of the Company PSUs that will not be Continuing PSUs pursuant to the previous sentence. Each Continuing PSU assumed by Parent will continue to have, and be subject to, the same terms and conditions of such Company PSU immediately prior to the Effective Time (as such terms and conditions have been amended in accordance with Section 5.2), including the vesting restrictions, except for administrative changes that are not adverse to the holder of the Continuing PSU or to which the holder consents and except that (A) each Company PSU shall cover a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of the number of Company Shares that would be issuable under the Company PSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) all references to the “Company” in the applicable Company Stock Option Plans and performance stock unit agreements will be references to Parent. Each Company PSU (or any portion thereof) that vests and becomes settleable by its terms at the Effective Time will not be assumed, but will instead be converted into the right to receive, in exchange for the cancellation of such Company PSU (or portion thereof), an amount in cash, without interest, equal to the Merger Consideration multiplied by the number of Company Shares subject to such Company PSU (or settleable portion thereof) immediately prior to the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

(f) By virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of Company PSUs, each Company PSU that is not a Continuing PSU outstanding immediately prior to the Effective Time shall be canceled at the Effective Time (each, a “Terminating PSU”). Each holder of a Terminating PSU (after giving effect to any acceleration provided under the terms of the applicable Company Stock Option Plan under which the Company PSU was granted, the applicable performance stock unit agreement and any other Plan disclosed in Section 3.10(a) of the Disclosure Schedule as such Plan is amended in connection with this Agreement) shall be eligible to receive at the Effective Time an amount in cash (without interest) equal to (i) the Merger Consideration multiplied by (ii) the number of Company Shares subject to each Terminating PSU, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment.

(g) By virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, each Company Restricted Stock award under the Company Stock Option Plans outstanding immediately prior to the Effective Time (such restricted stock award, the “Company Restricted Stock award”) will accelerate and become fully vested as of immediately prior to but effective as of the Effective Time. Each share of Company Restricted Stock that vests in accordance with the preceding sentence shall be treated as a Company Share for purposes of Section 2.6.

(h) Prior to the Effective Time, the 2002 Employee Stock Purchase Plan (the “Company ESPP”) shall be terminated. Unless the offering period underway as of the date hereof under the Company ESPP (the “Current Offering Period”) terminates by its terms prior to the Effective Time, the rights of participants in the Company ESPP with respect to the Current Offering Period shall be determined by treating a business day prior to the Effective Time as the last day of the Current Offering Period and by making such other pro rata adjustments as may be necessary to reflect the shortened Current Offering Period, but otherwise treating such shortened Current Offering Period as a fully effective and completed offering period for all purposes under the Company ESPP (the “Final Purchase”). The Company shall take all actions necessary with respect to the Company ESPP so that (i) no offering periods or purchase periods shall be commenced following or in addition to the Current Offering Period, (ii) no payroll deductions or other contributions shall be made or effected after the Current Offering Period with respect to the Company ESPP, (iii) notice shall be given to participants in the Company ESPP as soon as administratively practicable following the date hereof describing the Final Purchase and the termination of the Company ESPP pursuant to this Section 2.7(h) following the Final Purchase, and (iv) the Company ESPP shall terminate effective upon the Effective Time.

(i) Prior to the Effective Time, the Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding award granted pursuant to any Company Stock Option Plan describing the treatment of such award in accordance with this Section 2.7.

(j) Parent shall take such actions as are necessary for the assumption of Company Stock Options, Company RSUs and Company PSUs, including the reservation, issuance and listing of Parent Common Stock, as is necessary to effectuate the transactions contemplated by this Section 2.7. Parent shall prepare and file with the SEC a registration statement on Form S-8 (to the extent available) with respect to the Parent Common Stock subject to such Continuing Options, Continuing RSUs and Continuing PSUs and shall use its reasonable best efforts to have such registration statement declared effective as soon as reasonably practicable (and in no event later than twenty (20) days) following the Closing Date. It is intended that the assumption of the Continuing Options assumed by Parent shall comply with Sections 409A and 424 of the Code and this Section  2.7 shall be construed consistent with such intent.

2.8 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing an appraisal for such Company Shares in accordance with Section 262 of the DGCL and not effectively withdrawn or lost their rights to appraisal of such Company Shares under Section 262 of the DGCL (collectively, the “Dissenting Company Shares”) shall not be converted into or represent the right to receive the Merger Consideration. From and after the Effective Time, a holder of Dissenting Company Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Company Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.9, of the Certificate or Certificates that formerly evidenced such Dissenting Company Shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments, notices, petitions, or other communications received from stockholders or provided to stockholders by the Company with respect to any Dissenting Company Shares or shares claimed to be Dissenting Company Shares, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Payment of any amount payable to the holders of Dissenting Company Shares shall be the obligation of the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.9 Surrender of Company Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of funds to which holders of Company Shares shall become entitled pursuant to Section 2.6(a). From time to time after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Section 2.6(a). The Paying Agent shall make payment of the funds to holders of Company Shares in accordance with this Section 2.9. Such funds shall be invested by the Paying Agent as directed by Parent or (after the Effective Time) the Surviving Corporation, and any and all interest earned on the funds shall be paid by the Paying Agent to Parent or (after the Effective Time) the Surviving Corporation. Parent shall bear and pay all charges and expenses, including those of Paying Agent, incurred in connection with the payment of funds to holders of Company Shares.

(b) Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 2.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates or transfer of Book-Entry Shares, as the case may be, to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares, as the case may be, pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate or transfer of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of the Company Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly evidenced by such Certificate or Book-Entry Shares, and such Certificate or Book-Entry Shares so transferred shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate or the holder of any Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Shares so transferred is registered on the stock transfer books of the Company or the systems of The Depository Trust Company

(“DTC”), as the case may be, it shall be a condition of payment that the Certificate so surrendered or the Book-Entry Shares so transferred shall be endorsed properly or otherwise be in proper form for transfer, and that the person requesting such payment shall have paid all transfer and other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or Book-Entry Shares so transferred shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates or the Book-Entry Shares so transferred shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares previously represented by such Certificates or the Book-Entry Shares so transferred.

(c) At any time following the sixth (6) month after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or at its direction any funds which had been made available to the Paying Agent and not disbursed to holders of Company Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them or the due transfer of the Book-Entry Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation and the Paying Agent shall be liable to any holder of a Company Share for any Merger Consideration delivered in respect of such Company Share to a public official pursuant to any abandoned property, escheat or other similar Law.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein or by applicable Law.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable and customary amount as Parent may require as indemnity against claims that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof, pursuant to this Agreement.

2.10 Withholding Rights. Each of Merger Sub, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to Article 2 to any holder of Company Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.

2.11 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in a document of even date herewith delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and referring by section or subsection number to the representations and warranties in this Agreement (the “Disclosure Schedule”) (provided, however, that any such disclosure shall qualify only the disclosure under the section or subsection number referred to in the Disclosure Schedule and any other section or subsection of the Disclosure Schedule to the extent that it is reasonably apparent, on its face, that such disclosure should also qualify such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 3.1(b) of the Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”). Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Material Adverse Effect. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights.

(c) Except for the Company Subsidiaries and GDX KK, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity; provided, however, that the Company has passive investments in mutual funds or other similar passive investments solely for money management purposes in the ordinary course.

3.2 Certificate of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation in any material respect of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 Company Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).

(b) As of the close of business on August 16, 2010:

(i) 152,076,075 Company Shares were issued and outstanding, 42,569 shares of which were shares of Company Restricted Stock;

(ii) 37,401,849 Company Shares were held in the treasury of the Company;

(iii) no Company Shares were held by any Company Subsidiary;

(iv) 9,577,874 Company Shares were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 5,079,885 Company Shares were exercisable;

(v) 1,680,487 Company PSUs were outstanding;

(vi) 3,395,556 Company RSUs were outstanding;

(vii) 2,867,623 Company Shares were reserved for issuance under the Company ESPP; and

(viii) no shares of Company Preferred Stock were issued or outstanding.

All outstanding Company Shares are validly issued, fully paid and nonassessable and are issued free of any preemptive rights.

(c) Except for changes since the close of business on August 16, 2010 resulting from the exercise of Company Stock Options or the vesting of Company RSUs or Company PSUs outstanding on such date or actions taken after such date in compliance with this Agreement, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, (ii) shares of capital stock of, or other voting securities or ownership interests in, the Company, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”), other than as described in Section 3.3(b). All Company Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any other Company Securities, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person that would be material to the Company and the Company Subsidiaries, taken as a whole.

(e) Section 3.3(e) of the Disclosure Schedule sets forth a listing of (i) all equity plans and subplans of the Company, (ii) all outstanding Company Stock Options, Company Restricted Stock, Company PSUs and Company RSUs as of August 16, 2010, (iii) the date of grant and name of holder of each Company Stock Option, Company Restricted Stock, Company PSU, Company RSU and the vesting schedule thereof, and (iv) with respect to Company Stock Options: (x) the portion of which that is vested as of August 16, 2010, and if applicable, the exercise price or repurchase price therefor, and (y) whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; each such grant was made in all material respects in accordance with the terms of the applicable Company Stock Option Plan and all other applicable Law; each such grant intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies; and the per share exercise price of each Company Stock Option was not less than the fair market value of a Company Share on the applicable Grant Date.

(f) Except for securities owned by the Company and/or any Company Subsidiary, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Subsidiary or obligating any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any Company Subsidiary, (ii) shares of capital stock of, or other voting securities or ownership interests in, any Company Subsidiary, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Subsidiary Securities”). Each outstanding share of capital stock of each Company Subsidiary is owned by the Company or another Company Subsidiary free and clear of all Liens or Contracts or other limitations on the Company’s or any Company Subsidiary’s voting rights.

3.4 Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Company Vote, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Required Company Vote and the filing and recordation of the Certificate of Merger pursuant to the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board, at a meeting duly called and held on August 18, 2010, at which all of the directors of the Company were present, unanimously (i) determined that the Merger is fair to, and in the best interests of the holders of Company Shares, (ii) approved and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL), (iii) resolved to recommend that the holders of Company Shares adopt this Agreement (clause (i) – (iii) collectively, the “Company Board Recommendation”), and (iv) adopted a resolution causing none of the Company, any of the Transactions or this Agreement to be subject to any restriction set forth in any state takeover Law or similar Law that might otherwise apply, which actions and resolutions have not been subsequently rescinded, modified or withdrawn in any way (other than as permitted by this Agreement).

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) subject to obtaining the Company Required Approvals and, in the case of the Merger, the Required Company Vote, conflict with or violate any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to obtaining the consents listed in Section 3.5(a) of the Disclosure Schedule, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, or result in the loss of a material benefit under, any Company Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (x) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” Laws (“Blue Sky Laws”), (y) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and similar requirements in foreign countries under applicable Antitrust Laws, and (z) filing and recordation of the Certificate of Merger pursuant to the DGCL (collectively, the “Company Required Approvals”), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have a Material Adverse Effect.

3.6 Permits; Compliance. Each of the Company and the Company Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened in writing, and (ii) there have occurred no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any such Permits (with or without notice, the lapse of time or both). Neither the Company nor any Company Subsidiary is, and neither the Company nor any Company Subsidiary has been since June 30, 2007, in conflict with, or in default, breach or violation of, (i) any material Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any

Company Subsidiary is bound or affected, or (ii) any Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, since June 30, 2007, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority alleging that it is not in compliance in all material respects with any Law or Order.

3.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and other documents required to be filed by it with the SEC since June 30, 2007 (such documents filed since June 30, 2007, and those filed by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “SEC Reports”). Each SEC Report (i) complied, or if filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain, or if filed after the date hereof, at the time of filing will not contain, any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements contained in the SEC Reports (collectively, the “Company Financial Statements”) (i) complied, or will comply, as the case may be, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was, or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, or will fairly present, as the case may be, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as at June 30, 2010, including the notes thereto (the “2010 Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, except for (i) liabilities and obligations incurred in the ordinary course of business in amounts consistent with past practice since the date of the 2010 Balance Sheet, (ii) liabilities and obligations that would not, individually or in the aggregate, have a Material Adverse Effect, (iii) liabilities and obligations under executory Contracts to which the Company or any Company Subsidiary is a party, other than as a result of a breach thereunder, and (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transactions. Neither the Company nor any Company Subsidiary has any indebtedness for borrowed money outstanding as of the date hereof (other than any indebtedness owed to the Company or a Company Subsidiary). Section 3.7(c)-1 of the Disclosure Schedule lists all obligations of the Company and the Company Subsidiaries outstanding as of the date hereof in respect of interest rate and currency obligations, swaps, hedges or similar arrangements that are material to the Company and the Company Subsidiaries, taken as a whole.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.

(e) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company Financial Statements or any SEC Report.

(f) The Company maintains a system of internal controls over financial reporting and accounting sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are sufficient in all material respects to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(h) The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended December 31, 2009, and such assessment concluded that such controls were effective. Since June 30, 2007, the Company has disclosed to the Company’s outside auditors and the audit committee of the Company (and made copies of such disclosures available to Parent) (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since June 30, 2007, the Company has not received from its independent auditors any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(i) There are no outstanding unresolved comments with respect to the Company or the SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since June 30, 2007, there has been no material written complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since June 30, 2007, no current or former attorney representing the Company or any of the Company Subsidiaries has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(j) To the knowledge of the Company, since June 30, 2007, no employee of the Company or any of the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the possible commission of any crime or the violation or possible violation of any Law of the type described in Section 806 of SOX.

(k) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The

Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX. To the knowledge of the Company, since June 30, 2007, there have been no material violations of provisions of the Company’s code of ethics by any such persons.

3.8 Absence of Certain Changes or Events. Since the date of the 2010 Balance Sheet through the date hereof, except as contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice. Since the date of the 2010 Balance Sheet through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) none of the Company or any of the Company Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.1(d), (e), (f)(iv), (f)(v), (i), (j), (k) or (n).

3.9 Absence of Litigation. As of the date hereof, there is (a) no Action or, to the knowledge of the Company, Claim pending and, (b) to the knowledge of the Company, (i) no inquiry or investigation by any Governmental Authority pending and (ii) no Action, inquiry or investigation by any Governmental Authority threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, that (A) would have, individually or in the aggregate, a Material Adverse Effect or (B) will cause or require (or purports to cause or require) Parent or any of its affiliates (other than the Company or any Company Subsidiary) to (x) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any of the Intellectual Property Rights owned by Parent or any of its affiliates, or (y) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party. As of the date hereof, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any settlement agreement or similar written agreement with any Governmental Authority, or any Order of any Governmental Authority that would prevent or materially delay consummation of the Merger or have, individually or in the aggregate, a Material Adverse Effect. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, there are not currently pending, nor have there been since June 30, 2007, any internal investigations conducted by the Company, the Company Board (or any committee thereof) or, to the knowledge of the Company, any Third Party at the request of any of the foregoing concerning any financial, accounting, tax or other misfeasance or malfeasance, conflict of interest, illegal activity, or fraudulent or deceptive conduct involving the Company, any of the Company Subsidiaries or their respective officers or employees. As of the date hereof, there is no material Action that the Company or any Company Subsidiary intends to initiate.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts to which the Company or any ERISA Affiliate is a party (except for (i) offer letters for employees hired and based in the United States that provide for at-will employment and can be terminated without material cost or liability to the Company and its Subsidiaries and (ii) offer letters for employees hired and based in locations outside of the United States that can be terminated without material cost or liability to the Company and its Subsidiaries), with respect to which the Company or any ERISA Affiliate has or could have any obligation or that are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any individual consulting contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee, director or consultant of the Company or any Company Subsidiary, including any contracts, arrangements or understandings relating in any way to a sale of the Company or any Company Subsidiary (except for agreements that can be terminated without material cost or liability to the Company and its Subsidiaries) (collectively, the “Plans” and all Plans, excluding Plans not subject to U.S. Law, the “US Plans”). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan (except for individual written offer letters providing for at-will employment, Company Stock Option, Company RSU, Company Restricted Stock award, or Company PSU, in which case only forms of such agreements have been made available to Parent, unless such individual agreements materially differ from such forms), including as applicable (A) a copy of each trust or other funding arrangement, (B) each most recent summary plan description and summary of material modifications, (C) all annual reports on Internal Revenue Service (“IRS”) Form 5500 filed within the past three (3) years, (D) the most recently received IRS determination letter for each such Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Plan. There are no material oral Plans. Except as would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary has any express or implied commitment (x) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (y) to enter into any Contract to provide compensation or benefits to any individual other than in the ordinary course of business, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code. None of the Plans (i) provides for the payment of material separation, severance, termination or similar type benefits to any person, (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction, or (iii) obligates the Company or any Company Subsidiary to make any payment or provide any benefit in connection with a “change in ownership or effective control”, within the meaning of such term under Section 280G of the Code, or in connection with an event directly or indirectly related to such a change. Neither the Company nor any Company Subsidiary has become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof). There is no written or unwritten Contract, plan, arrangement or other contract by which the Company or any Company Subsidiary is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state Law.

(c) Each Plan is now and always has been operated in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, except as would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary. The Company and the Company Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of, and to the knowledge of the Company, there is no default or violation by any party to, any Plan, except for any such non-performance, default or violation that would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary. No Action that could, individually or in the aggregate, result in material liability to the Company or any Company subsidiary, is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course of business) and no fact or event exists that reasonably could be expected to give rise to any such Action.

(d) Each US Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such US Plan for which determination letters are currently available that such US Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and each trust established in connection with any US Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and no fact or event has occurred since the date of such determination letter or letters from the IRS, if applicable, that could be expected to adversely affect the qualified status of any such US Plan or the exempt status of any such trust or materially increase any such US Plan’s costs.

(e) Except as would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any US Plan. Except as would not, individually or in the aggregate, result in material liability to the Company or any Company

Subsidiary, neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists that could give rise to any such liability.

(f) Except as would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary, all contributions, premiums or payments required to be made with respect to any US Plan have been made on or before their due dates. Except as would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary, all such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could be expected to give rise to any such challenge or disallowance.

(g) Section 3.10(g) of the Disclosure Schedule sets forth each Plan that provides any compensation that could be deemed deferred compensation within the meaning of Section 409A of the Code, and each such Plan is in material compliance with Section 409A of the Code. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(h) In addition to the foregoing, with respect to each plan, program or arrangement described in Section 3.10(a) that is not subject to U.S. Law (a “Non-U.S. Benefit Plan”), except as would not, individually or in the aggregate, result in material liability to the Company or any Company Subsidiary:

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

(i) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan, according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

(ii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available. Each Non-U.S. Benefit Plan is now, and always has been, operated in material compliance with all applicable Laws.

3.11 Labor and Employment Matters.

(a) (i) As of the date hereof, there are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees.

(ii) Except with respect to employees located in Brazil and France, neither the Company nor any Company Subsidiary is, and for the two (2) year period prior to the date hereof has been, a party to any collective bargaining agreement, works council agreement, or similar labor union agreement. Except with respect to employees located in Brazil and France, to the knowledge of the Company, none of the employees of the Company or any Company Subsidiary is represented by any labor organization, and there are no activities or proceedings of any labor union to organize any such employees.

(iii) There are no material union grievances outstanding against the Company or any Company Subsidiary; nor are there any unfair labor practice complaints pending, or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority, or any current union representation questions involving employees of the Company or any Company Subsidiary.

(iv) Except as would not result in a material liability to the Company, all individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary as either “independent contractors” (or comparable status in the case of a foreign Company Subsidiary) or “employees” as the case may be, and, at the Effective Time, with respect to those individuals still performing consulting services for the Company or the Company Subsidiary as of the Effective Time, such individuals will qualify for such classification. Except as would not result in a Material Adverse Effect solely with respect to the pending action listed in Section 3.11(a)(i) of the Disclosure Schedule, and otherwise as would not result in material liability to the Company, all individuals who are or were classified as employees as of the Effective Time have been correctly classified as exempt or non-exempt, as the case may be, under the Fair Labor Standards Act or other applicable Laws.

(v) Except with respect to Brazil and France, there is no strike, slowdown, work stoppage or lockout, or other labor dispute or union organizing effort or similar activity pending as of the date hereof or, to the knowledge of the Company, threatened as of the date hereof, no consent of any labor union is required to consummate the Transactions, and there is no obligation to inform, consult or obtain consent whether in advance or otherwise of any works council, employee representatives or other representative bodies in order to consummate the Transactions.

(b) The Company and the Company Subsidiaries are in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination and redundancy, and the Company and the Company Subsidiaries are not materially liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. As of the date hereof, there is no charge or other Action pending or, to the knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission, any court, or any other Governmental Authority with respect to the employment practices of the Company or any Company Subsidiary, other than charges or Actions, individually or in the aggregate, that would not (i) prevent or materially delay consummation of the Merger or (ii) if adversely determined, result in material liability to the Company or any Company Subsidiary. The employment of each employee of the Company and the Company Subsidiaries is terminable at will without material cost or liability to the Company or its Subsidiaries.

(c) The Company has provided to Parent a complete and accurate list of each current employee providing services to the Company or any Company Subsidiary and the country (and state, for those located in the U.S.) in which each such employee is based and primarily performs his or her duties or services (except where the disclosure of such information would be prohibited by data privacy/protection Laws without the employee’s consent). As of the date hereof, no employee employed pursuant to any of the Top Three Tiers (1, 2A, 2B, or 3) of employment agreements with the Company reflected in Section 3.11(c)(B) of the Disclosure Schedule has terminated or has advised the Company or any Company Subsidiary of his or her intention to terminate his or her relationship or status as an employee of the Company or any Company Subsidiary for any reason, including because of the consummation of the Transactions. The Company has made available to Parent a true and correct copy of the form of each of the three tiers of employment agreement with officers and key employees and the form of consultant agreement.

(d) The Company and the Company Subsidiaries are in material compliance with the Worker Readjustment and Notification Act, 29 U.S.C. §2101 and all applicable Laws regarding redundancies, reductions in force, mass layoffs and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority (collectively, the “WARN Act”). No reduction in the notification period under the WARN Act is being relied upon by the Company.

3.12 Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) shall not, on the date first mailed to the stockholders of the Company, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting that shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of their Representatives for inclusion in the Proxy Statement or any other document required to be filed by the Company with the SEC or disseminated to the Company’s stockholders in connection with this Agreement and the Transactions.

3.13 Property and Leases.

(a) The Company or one of the Company Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the 2010 Balance Sheet that are material to the Company and the Company Subsidiaries, taken as a whole (except for tangible assets sold or disposed of since that date in the ordinary course of business) free of any Liens, other than Permitted Liens. The Company and the Company Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

(b) Section 3.13(b) of the Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of the Company Subsidiaries (“Company Owned Real Property”). The Company and/or the Company Subsidiaries have good, valid and marketable title in fee simple to all Company Owned Real property, free and clear of all Liens of any nature whatsoever except Permitted Liens. There are no outstanding options or other contractual rights to purchase, lease or use, or rights of first refusal to purchase, the Company Owned Real Property or any portion thereof or interests therein or contracts relating to the right to receive any portion of the income or profits from the sale, operation or development thereof. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Company Owned Real Property are adequate and suitable in all material respects for the purpose of conducting the Company’s business as presently conducted, and the operation thereof as presently conducted is not in violation in any material respect of any applicable building code, zoning ordinance or other applicable Law or Orders.

(c) Section 3.13(c) of the Disclosure Schedule sets forth a complete and accurate list of all leases of real property greater than 10,000 square feet (a “Company Leased Real Property”) to which the Company or any Company Subsidiary is a party (“Company Real Property Lease”). Except as would not have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary has made any material alterations, additions or improvements to the leased property that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable lease term. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Company Leased Real Property are adequate and suitable in all material respects for the purpose of conducting the Company’s business as presently conducted, and the operation thereof as presently conducted is not in violation in any material respect of any applicable building code, zoning ordinance or other applicable Law or Order.

3.14 Intellectual Property.

(a) Schedule of Registered Intellectual Property. Section 3.14(a) of the Disclosure Schedule contains a complete and accurate list of all material Registered Company Intellectual Property. The Company and the Company Subsidiaries have taken commercially reasonable efforts to prosecute, register, and maintain all material Registered Company Intellectual Property. The Company and/or one of the Company Subsidiaries is the sole owner of each item of (i) material Registered Company Intellectual Property and (ii) material unregistered Copyrights in the Company Intellectual Property for Software included in the material Company Products. All material Company Intellectual Property is free and clear of material Liens.

(b) Trademarks. The Company and the Company Subsidiaries have taken commercially reasonable actions to police all material Trademarks included in the Company Intellectual Property against unauthorized use by Third Parties.

(c) Rights to Intellectual Property Ordered or Awarded. Neither the Company nor any Company Subsidiary is a party to or bound by any decree, judgment, order, or arbitral award that is reasonably expected to require the Company or any Company Subsidiary to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any material Company Intellectual Property or that affects the terms and conditions under which any such license, covenant, immunity or other right is, may be, or must be granted.

(d) No Proceedings. Within 24 months prior to date hereof, the Company has not received notice that any Registered Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, cancellation, or proceeding regarding invalidity or unenforceability in the U.S. and, to the knowledge of the Company, no such action has been threatened.

(e) Trade Secrets. The Company and the Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken commercially reasonable steps to protect their rights in and to their material Trade Secrets.

(f) Employees, Consultants, & Contractors.

(i) The Company and the Company Subsidiaries have, and use reasonable commercial efforts to enforce, policies requiring each employee, consultant and contractor who is involved in the development of material Intellectual Property to execute proprietary information, confidentiality and assignment agreements appropriate for the jurisdiction in which such employees, officers, consultants and contractors reside and work.

(ii) Neither the Company nor any Company Subsidiary is a party to and bound by any Contract that materially prohibits or restricts a group of their employees (a) from certain work assignments or moving within, between, or among the Company, any Company Subsidiary, and its or their affiliates (and its and their organization or business units), (y) from performing any services for or working with any Third Party, or (z) from engaging in any activities or performing any work related to any particular technology or product, to the extent each of the foregoing prohibitions or restrictions, individually or in the aggregate, are material to the business of the Company or any Company Subsidiary.

(g) Enforceability, Validity of Intellectual Property. To the knowledge of the Company, there are no specific facts or circumstances that the Company reasonably expects would render invalid or unenforceable any material Registered Company Intellectual Property. In the 36 months preceding the date hereof, neither the Company nor any Company Subsidiary located in the United States has received any Claim from a Third Party challenging the priority, ownership, validity or enforceability of any material Registered Company Intellectual Property in the United States.

(h) No Infringement or Misappropriation of Company Intellectual Property. To the knowledge of the Company, the Company does not have any specific information that any person is, in any material respect, infringing, misappropriating, using or disclosing without authorization, or otherwise violating in a material respect any material Company Intellectual Property. Within 36 months prior to date hereof, neither the Company nor any Company Subsidiary has made any Claim with respect to infringement or misappropriation of any material Company Intellectual Property against any person.

(i) Infringement by Company. To the specific knowledge of the Company, none of the Company, any Company Subsidiary, or any Company Product infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the Laws of any jurisdiction where such infringement, misappropriation, or violation would, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole. Within 24 months prior to date hereof, neither the Company nor any Company Subsidiary has received any Claim, or notice of any Action, alleging any of the foregoing.

(j) [Reserved.]

(k) Scheduled Intellectual Property Agreements. Section 3.14(k) of the Disclosure Schedule contains a complete and accurate list of all Contracts in effect as of the date hereof, other than Contracts to which the Company became a party or succeeded to as a result of the acquisition by the Company of a third party: (i) pursuant to which a Third Party has licensed to the Company or a Company Subsidiary Intellectual Property Rights or Intellectual Property that is a material part of a Company Product, other than Contracts with respect to Intellectual Property Rights or Intellectual Property (including Software) that is generally available on a commercial basis from Third Parties, including Software licensed pursuant to shrink-wrap or click-wrap agreements, terms of use or services, or similar agreements; (ii) in which the Company or a Company Subsidiary has granted or received a license, covenant, release, immunity, assignment, or other right with respect to any material Intellectual Property Rights in connection with the settlement of a litigation brought against, or by, the Company in the past 36 months; (iii) pursuant to which the Company has granted an express license, covenant, release, immunity, assignment, or other right to any Patents that are material Company Intellectual Property or has received an express license, covenant, release, immunity, assignment, or other right to any of the Patents owned by a Third Party which license is material to the business of Company or the Company Subsidiaries, (iv) pursuant to which the Company has granted a Third Party an exclusive license to material Company Intellectual Property; and (v) entered into in the 36 month period prior to the date hereof, pursuant to which the Company or any Company Subsidiary has granted a Third Party any license, covenant, release, immunity, assignment, or other right with respect to any material Company Intellectual Property other than in the ordinary course of business (collectively, the “Company Intellectual Property Agreements”).

(l) Effect of Transaction. The Company and the Company Subsidiaries are not party to any Contract, decree, judgment, order, or arbitral award under which the execution, delivery and performance of this Agreement will result in (i) Parent granting to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or any of its affiliates (other than the Company or the Surviving Corporation or any of their respective subsidiaries), or (ii) Parent or any of its affiliates (other than Company or the Surviving Corporation or any of their respective subsidiaries or on their behalf) being obliged to pay any Third Party material amounts or royalties.

(m) Open Source. As of the date hereof, neither the Company nor any Company Subsidiary has received any Claim from a third party that any material Company Product incorporates, is integrated with, or, links to any Open Source in such a manner that requires the Company or any Company Subsidiary to distribute any material proprietary source code for such Company Product under the terms of an Open Source License, and to the knowledge of the Company as of the date hereof, there would be no reasonable basis for such a Claim to be made by a Third Party. The Company and the Company Subsidiaries have used commercially reasonable efforts to regulate the use and distribution of Open Source in compliance with applicable Open Source licenses.

(n) Standards, SIGs. Section 3.14(n) of the Disclosure Schedule contains a list of all standards-setting organization and multi-party special interest groups in which the Company or any Company Subsidiary participates (and to the knowledge of the Company, has participated in the past) where such participation requires Company or any Company Subsidiary to grant third parties a license to Patents that are Company Intellectual Property.

3.15 Taxes.

(a) Except in each case with respect to matters for which adequate reserves or accruals have been established in accordance with GAAP on the 2010 Balance Sheet as adjusted for the passage of time in the ordinary course of business and consistent with past practice, (i) each of the Company and the Company Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws; (ii) all such Tax Returns were correct and complete in all material respects, and were prepared in substantial compliance with all applicable Laws; (iii) all material Taxes due and owing by Company or the Company Subsidiaries (whether or not shown on any Tax Return) have been paid and (iv) each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor) and has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party. Neither the Company nor any of the Company Subsidiaries has received written notice from a Governmental Authority in a jurisdiction where the Company or a Company Subsidiary, as applicable, does not file Tax Returns to the effect that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any assets of the Company or any of the Company Subsidiaries.

(b) As of the date hereof, there is no unresolved material dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries claimed or raised by any Governmental Authority in writing or, to the knowledge of the Company, in connection with any federal income Tax liability of the Company by the Internal Revenue Service through other formal communication.

(c) Section 3.15(c) of the Disclosure Schedule lists all federal, state, local and non-U.S. Tax Returns filed with respect to the Company or any of the Company Subsidiaries that currently are the subject of audit. The Company has made available to Parent correct and complete copies of all examination reports and statements of deficiencies assessed against, or agreed to by the Company and any of the Company Subsidiaries since January 1, 2006. Other than in connection with the audits described in Section 3.15(b) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(d) There is no Contract to which the Company or any of the Company Subsidiaries is a party that, individually or collectively, (i) could give rise to the payment of any material amount that would not be deductible pursuant to Section 162(m) or (ii) could require the Company, the Company Subsidiaries or Parent or any of its subsidiaries to provide a material gross up to any employee of the Company or any of the Company Subsidiaries for Tax-related payments.

(e) The accruals and reserves for taxes reflected in the 2010 Balance Sheet are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP; and since the date of the 2010 Balance Sheet, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice, other than taxes incurred in connection with the Transactions.

(f) None of the Company or the Company Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns that include only the Company and/or the Company Subsidiaries) provided for under the laws of the U.S., any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year, and neither Company nor any Company Subsidiary has any obligation to contribute to the payment of any Tax of any person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as transferee, successor, by contract or otherwise.

(g) None of the Company or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement

(or will constitute such a corporation in the two (2) years prior to the Effective Time), or that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(h) No Company Subsidiary is a passive foreign investment company as defined in Section 1297(a) of the Code.

(i) Except in each case with respect to matters for which adequate reserves or accruals have been established in accordance with GAAP on the 2010 Balance Sheet as adjusted for the passage of time in the ordinary course of business and consistent with past practice, (i) the Company and the Company Subsidiaries are and have been in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and the Company Subsidiaries and (ii) the prices for any property or services (or for the use of any property) provided by or to the Company or any of the Company Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(j) The Company and the Company Subsidiaries are in compliance in all material respects with, all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(k) None of the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than commercial or financial agreements entered into in the ordinary course of business consistent with past practices and indemnification agreements or similar arrangements with directors and executive officers).

(l) Neither the Company nor any Company Subsidiary has engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011 4(b)(2) or Section 301.6111-2(b)(2) of the Code.

(m) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:

(A) change in the method of accounting for a taxable period ending on or prior to the date hereof;

(B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the date hereof;

(C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law);

(D) installment sale or open transaction disposition made on or prior to the Effective Time; or

(E) prepaid amount received on or prior to the Effective Time.

3.16 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) the Company and each Company Subsidiary is, and has at all times been, in compliance with all applicable Environmental Laws, (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance, (c) since June 30, 2007, neither the Company nor any Company Subsidiary has received any written notice, letter or request for information stating that it may be in violation of Environmental Laws, or liable under any Contract, or pursuant to Environmental Law, for any contamination by Hazardous Substances at any site containing Hazardous Substances, and any allegations of current or historical non-compliance with Environmental Laws, or liability under Environmental Laws, has been resolved to the satisfaction of the relevant Governmental Authorities, (d) the Company and each Company Subsidiary possesses and is in compliance with all certificates, registrations, permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”). The Company has made available to Parent all material Phase 1 environmental site assessments and environmental compliance audits that identify significant environmental liabilities of the Company or a Company Subsidiary that are in the possession of the Company or the Company Subsidiaries. The parties agree that the representations and warranties contained in this Section 3.16 are the only representations and warranties in this Agreement which relate to environmental matters, including Environmental Laws, Hazardous Substances and Environmental Permits.

3.17 Material Contracts.

(a) Subsections (i) through (xiii) of Section 3.17(a) of the Disclosure Schedule contain lists of the following Contracts in effect as of the date hereof (together with all amendments and supplements) to which the Company or any Company Subsidiary is a party, or by which any property or asset of the Company or any Company Subsidiary is bound or affected (such Contracts as are required to be set forth in Section 3.17(a) of the Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) collectively being, the “Company Material Contracts”):

(i) other than the Plans set forth on Section 3.10(a) of the Disclosure Schedule, (A) all employment Contracts of those employees and managers that receive from the Company or any Company Subsidiary annual compensation (including base salary, commissions, incentive payments, and annual or other periodic or project bonuses) in excess of $500,000, and (B) all individual consulting Contracts for those consultants that receive from the Company or any Company Subsidiary annual compensation in excess of $500,000 (provided that references to such Contracts have been made completely anonymous for those employees, managers or consultants based in jurisdictions where this is required under applicable data privacy/protection Laws);

(ii) all Company Intellectual Property Agreements;

(iii) all material Government Contracts, including material Current Government Contracts, and material Current Government Contract Bids;

(iv) all Contracts involving material joint ventures or material strategic alliances;

(v) those Contracts required to be set forth in Section 3.23 of the Company Disclosure Schedule;

(vi) other than the Plans set forth on Section 3.10(a) of the Disclosure Schedule, any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be triggered or increased, or the vesting of benefits of which will be accelerated, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions (either alone or upon a termination of employment or service in connection therewith);

(vii) all Contracts providing for indemnification, contribution or any guaranty in an amount that is material to the Company, not entered into in the ordinary course of business;

(viii) all Contracts since January 1, 2005 (A) relating to the disposition or acquisition by the Company or any Company Subsidiary of any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $5,000,000 or (B) pursuant to which the Company or any Company Subsidiary will acquire any interest or make an investment in any other person, other than the Company Subsidiaries, in each case, that contain ongoing obligations that are material to the Company and the Company Subsidiaries;

(ix) all mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $10,000,000, other than (A) accounts receivables and payables, and (B) loans to or guarantees for direct or indirect wholly-owned Company Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(x) all material Contracts with each of the Top Suppliers, Top Customers, Top Distributors and Top Resellers;

(xi) any Company Real Property Leases;

(xii) other than the Plans set forth in Section 3.10(a) of the Disclosure Schedule, all employment Contracts that would obligate the Company or any Company Subsidiary to make any payment in connection with this Agreement; and

(xiii) all other Contracts, whether or not made in the ordinary course of business, the absence or termination of which would have a Material Adverse Effect.

(b) (i) Each Company Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally); (ii) the Company or the Company Subsidiary, as applicable, is not in material default under any Company Material Contract, has not committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a material default under the Company Material Contract; and none of the Company Material Contracts has been canceled by the other party; (iii) to the knowledge of the Company, no other party is in material breach or material violation of, or material default under, any Company Material Contract; and (iv) to the knowledge of the Company, since June 30, 2007, the Company and the Company Subsidiaries have not received any written claim of material default under any Company Material Contract that has not been cured.

(c) Government Contracts.

(i) Compliance with Contract Requirements. To the knowledge of the Company, since January 1, 2006, (A) with respect to work regarding Government Contracts, the Company and each Company Subsidiary have complied, in all material respects, with applicable laws and regulations; (B) the representations, certifications and warranties made by the Company and each Company Subsidiary, as applicable, with respect to the Government Contracts were accurate in all material respects as of their effective dates, and the Company and each Company Subsidiary, as applicable, have complied, in all material respects, with all such certifications and terms and conditions of each Government Contract; and (C) since January 1, 2006, neither the Company nor any Company Subsidiary has received an adverse or negative government past performance evaluation or rating for the past three (3) years that could adversely affect the evaluation by the Governmental Authority or other potential customer of the Current Government Contract Bids.

(ii) Notice of Non-Compliance. With respect to the Current Government Contracts, to the knowledge of the Company, the Company has not been notified in writing of any actual or alleged violation, or breach of any Government Contract-related statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification, committed by the Company, any Company Subsidiary, or respective directors, officers or employees in their capacities as such, that would reasonably be expected to adversely affect, in a manner that would be material to the Company and the Company Subsidiaries, taken as a whole, on payments under Current Government Contracts or adversely affect, in a manner that would be material to the Company and the Company Subsidiaries, taken as a whole, on the award of Government Contracts to the Company or any Company Subsidiary in the future.

(iii) Termination for Default or Convenience. To the knowledge of the Company, (A) neither the Company nor any Company Subsidiary has received any written show cause, cure, deficiency, default, termination for convenience, or similar notice relating to any Current Government Contract that is material to the Company and the Company Subsidiaries, taken as a whole; (B) no termination for default, cure notice or show cause notice that is material to the Company and the Company Subsidiaries, taken as a whole, has been issued or, to the knowledge of the Company, threatened, in writing, and remains unresolved with respect to any

Government Contract; (C) no event, condition, or omission has occurred or currently exists that would constitute grounds for such action; (D) there has not been any withholding or setoff under any Government Contract; and (E) all invoices and claims submitted under each Government Contract were current, accurate, and complete, in all material respects, as of their submission date.

(iv) Suspension and Debarment. To the knowledge of the Company, neither the Company, any Company Subsidiary, nor any of their current respective directors, officers or employees in connection with the performance of the duties for, or on behalf of, the Company or any Company Subsidiary, is debarred or suspended, or, since January 1, 2006, has been proposed for suspension or debarment from bidding on any Government Contract, declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs.

(v) Audits, Investigations and Enforcement Actions. To the knowledge of the Company, (A) neither the Company nor any Company Subsidiary has undergone or is currently undergoing any internal or external audit, review, inspection, investigation, survey, or examination of records relating to any Government Contracts, other than in the ordinary course of business, and (B) since January 1, 2006, neither the Company nor any Company Subsidiary has received written notice or otherwise become aware of, or undergone any investigation or review relating to any noncompliance, misconduct, violation or breach regarding any Government Contract, other than in the ordinary course of business.

(vi) Internal Investigations. Since January 1, 2006, neither the Company nor any Company Subsidiary has made any disclosure, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to any Governmental Authority, other customer, prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract, or any violation of applicable Law.

(vii) Organizational Conflicts of Interest. To the knowledge of the Company, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary performs activities under Current Government Contracts, or has other relationships with any other person or entity, that could result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto.

(viii) National Security Obligations. To the knowledge of the Company, (A) the Company and each Company Subsidiary are in compliance in all material respects with all applicable national security obligations and there are no facts or circumstances that would reasonably be expected to result in the suspension or termination of such clearances or that would reasonably be expected to render the Company or any Company Subsidiary ineligible for such security clearances in the future; and (B) the Company and each Company Subsidiary are in compliance in all material respects with all security measures required by Government Contracts or any applicable Laws.

(ix) Accounting and Timekeeping. To the knowledge of the Company, the Company and each Company Subsidiary have complied in all material respects with all timekeeping/time recordation requirements of the applicable Government Contracts, and neither the Company nor any Company Subsidiary has any knowledge of any facts or circumstances that would reasonably be expected to result in an investigation by the U.S. government based upon the failure by the Company or any Company Subsidiary to comply with such applicable timekeeping/time recordation requirements.

(x) Disputes and Claims. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notice of any outstanding Claims or Contract disputes, relating to the Government Contracts, to which the Company or any Company Subsidiary is a party.

(xi) Government Contracts Intellectual Property. To the knowledge of the Company as of the date hereof, all Software delivered under a Government Contract has been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms or the terms of such Government Contract, if any, have been provided. To the knowledge of the Company as of the date hereof, (A) all “commercial computer software” (as defined in 2.101 of the Federal Acquisition Regulations) provided to a Governmental Authority has been developed at private expense and (B) products delivered to the Governmental Authority in connection with a Government Contract are limited to “commercial items” (as defined in 2.101 of the Federal Acquisition Regulations).

3.18 NYSE. The Company is in material compliance with the applicable criteria for continued listing of the Company Shares on the New York Stock Exchange (the “NYSE”), including all applicable corporate governance rules and regulations.

3.19 Insurance.

(a) The Company and each Company Subsidiary are, and continually since the later of June 30, 2007 or the date of acquisition by the Company with respect to any Company Subsidiary have been, insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged, except where the failure to be so insured would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, with respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) Other than with respect to any Plans disclosed on Section 3.10(a) of the Disclosure Schedule pursuant to which benefits are provided through insurance contracts, at no time subsequent to the later of June 30, 2007 and the date of acquisition by the Company with respect to any Company Subsidiary, has the Company or any Company Subsidiary been denied any insurance or indemnity bond coverage, except as would not, individually or in the aggregate, a Material Adverse Effect. There is no pending material claim by the Company or any Company Subsidiary under any insurance policy.

3.20 Brokers and Expenses. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, the Company or any Company Subsidiary. The Company has heretofore made available to Parent a complete and correct copy of all Contracts between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions.

3.21 Takeover Laws. The Company Board has approved this Agreement and the Transactions for all purposes of Section 203 of the DGCL and has taken all action necessary to ensure that Section 203 of the DGCL will not impose any material additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of Parent or Merger Sub to engage in any Transaction. No other “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Authority is applicable to the Company or the Transactions.

3.22 Suppliers, Customers, Resellers and Distributors. Since June 30, 2007, there has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any Top Customer, Top Supplier, Top Distributor or Top Reseller, and neither the Company nor any Company Subsidiary has received any written communication or notice from any such customer, supplier, distributor or reseller to the effect that any such customer, supplier, distributor or reseller (i) has materially changed, modified, amended or reduced, or is reasonably likely to materially change, modify, amend or reduce, its business relationship with the Company or any Company Subsidiary, or (ii) will fail to perform in any material respect, or is reasonably likely to fail to perform in any material respect, its obligations under any of its material Contracts with the Company or any Company Subsidiary.

3.23 Restrictions on Business Activities. Except for those Contracts and Orders set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, and no asset of the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries is bound by, any Order or Contract that (a) restricts or prohibits the Company or any Company Subsidiary from engaging in a material aspect of the Company’s business anywhere in the world, with any person, or during any period of time, (b) grants a right of first refusal, first offer or similar right with respect to a material asset or material aspect of the Company’s business, or (c) will restrict or prohibit in a material respect Parent or its affiliates (other than the Company or the Surviving Corporation or any of their respective subsidiaries) from engaging in any business that they would otherwise have been permitted to engage in absent the Merger.

3.24 Certain Business Practices.

(a) From and after June 30, 2007, to the knowledge of the Company, including reliance in good faith, without further independent investigation, on sub-certifications delivered quarterly to management of the Company, neither the Company, any Company Subsidiary nor any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) directly or indirectly, used or contemplated the use of funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose, with respect to subclauses (i) and (ii), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any Company Subsidiary or (iii) directly or indirectly, made any unlawful payment.

(b) From and after June 30, 2007, to the knowledge of the Company, (i) all books and records of the Company and all Company Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and (ii) there have been no false or fictitious entries made in the books or records of the Company or any Company Subsidiary relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any Company Subsidiary has established or maintained a secret or unrecorded fund.

(c) To the knowledge of the Company, since June 30, 2007, the Company and each Company Subsidiary have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws, and other export Laws of the countries where it conducts business. Without limiting the foregoing:

(i) to the knowledge of the Company, the Company and each Company Subsidiary have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S. and other countries where it conducts business;

(ii) to the knowledge of the Company, the Company and each Company Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals; and

(iii) there are no pending or, to the knowledge of the Company, threatened Claims against the Company or any Company Subsidiary with respect to such export licenses or other approvals.

3.25 Affiliate Transactions. There are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any Company Subsidiary, on the one hand, and any of the directors, officers or other affiliates of the Company and the Company Subsidiaries, on the other hand.

3.26 Vote Required. The Required Company Vote is the only vote of the holders of any class or series of Company’s capital stock necessary to adopt this Agreement or approve the Merger.

3.27 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received an opinion from Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”) to the effect that, as of the date thereof and based upon and subject to the various qualifications and assumptions set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company will make available to Parent a copy of such opinion promptly following the execution of this Agreement for informational purposes only. The Company has been authorized by the Company Financial Advisor to include such opinion and a summary of the Company Financial Advisor’s analysis in the Proxy Statement.

3.28 Data Protection. In the twelve (12) month period prior to the date hereof, there has been no release of personally identifiable information by the Company in material breach of either (i) Contracts to which the Company is bound or (ii) Laws with respect to personally identifiable information, that has resulted in, or is reasonably expect to result in, a material liability to the Company or that has resulted in a disruption of the business or operations of the Company and the Company Subsidiaries. The Company is not the subject of and has not been notified of any regulatory investigation, or enforcement Actions related to data security or privacy. No person (including any Governmental Authority) has made any Claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any Company Subsidiary (or any of their respective employees or contractors) which has, or would reasonably be expected to, result in material liability to the Company. The Company has no reason to believe that an Action or regulatory investigation relating to data security or privacy will be commenced within six (6) months of the data hereof.

3.29 Information Technology. In the twelve (12) month period prior to the date hereof, there has been no failure or breakdown of any core information technology systems of the Company or any Company Subsidiary that have resulted in a material disruption or material interruption in the operation of the business of the Company and any Company Subsidiary. The Company and Company Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures.

4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing any of their material obligations under this Agreement.

4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger pursuant to the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained and all filings and obligations described in Section 4.3(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, or result in the loss of a material benefit under any Contract filed by Parent with the SEC, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing any of their material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of (x) the Exchange Act and Blue Sky Laws, (y) the HSR Act and similar requirements in foreign countries under applicable Antitrust

Laws and (z) the filing and recordation of the Certificate of Merger pursuant to the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

4.4 Financing. Parent currently has, and at the Effective Time, Parent will have the funds necessary to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement, including to pay the aggregate Merger Consideration, to pay all amounts payable pursuant to Section 2.7 and to pay all fees and expenses in connection therewith. Parent’s and Merger Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other Transactions.

4.5 Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement, if any, shall not, as of the date first mailed to the stockholders of the Company, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting that shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in any of the foregoing documents. The information supplied by Parent for inclusion in the Proxy Statement, if any, shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

4.6 Absence of Litigation. There is (a) no Action pending and (b) to the knowledge of Parent or Merger Sub, (i) no inquiry or investigation by any Governmental Authority pending and (ii) no Action, inquiry or investigation by any Governmental Authority threatened in writing against Parent, any subsidiary of Parent, or any property or asset of Parent, or any subsidiary of Parent, that, individually or in the aggregate, is reasonably likely to prevent the consummation of any Transaction or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement or seeks to materially delay or prevent the consummation of the Merger and the other Transactions. Neither Parent nor any subsidiary of Parent nor any property or asset of Parent or any subsidiary of Parent is subject to any settlement agreement or similar written agreement with, any Governmental Authority, or any Order of any Governmental Authority that is reasonably likely to prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

4.7 Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any person.

4.8 Vote Required. No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement and the Transactions.

4.9 Broker. No agent, broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.10 Ownership of Company Shares. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). None of Parent, Merger Sub or any of their respective subsidiaries beneficially own any Company Shares.

5. CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of the Business Pending the Merger. Between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, except as (x) permitted by this Agreement or required by Law or Order or (y) approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), (i) the Company shall, and shall cause each Company Subsidiary to, conduct the businesses of the Company and the Company Subsidiaries only in the ordinary course of business, in a manner in compliance in all material respects with all applicable Laws and Orders, (ii) the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries and to preserve the material current relationships of the Company and the Company Subsidiaries with their material customers, suppliers, distributors, resellers, licensors, licensees and other persons with which the Company or any Company Subsidiary has business relations, and (iii) the Company shall provide to Parent such monthly and other periodic financial and operational summaries and reports as are prepared by or on behalf of the Company for use by or delivery to any member of the Company Board within three (3) business days after delivery thereof to any member of the Company Board. In addition, and not in limitation of the foregoing, except as (x) permitted by this Agreement or required by Law or Order, (y) set forth in the Schedule corresponding to the applicable sub-section of this Section 5.1 or (z) approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Company RSUs, any Company PSUs or voting securities), of the Company or any Company Subsidiary, except for:

(i) the issuance of Company Shares pursuant to exercises of the Company Stock Options, or the vesting or settlement of Company RSUs, Company PSUs, or Company Restricted Stock awards outstanding on the date hereof as disclosed in Section 3.3(e) of the Disclosure Schedule, in accordance with their terms as existing on the date of this Agreement, or granted after the date hereof in compliance with clause (ii) of this Section 5.1(b),

(ii) the issuance of Company Stock Options, Company RSUs and Company PSUs in accordance with Schedule 5.1(b)(ii), and

(iii) subject to Section 2.7(h), the issuance of Company Shares pursuant to the Company ESPP;

(c) transfer, lease, sell, pledge, license, dispose of or encumber any assets or properties of the Company or any Company Subsidiary that are material to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business (provided that all Intellectual Property shall be further subject to the restrictions set forth in Section 5.1(o));

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Company Subsidiary to the Company or another wholly-owned Company Subsidiary);

(e) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for Tax withholdings and exercise price settlements upon exercise of Company Stock Options or with respect to Company RSUs, Company PSUs or Company Restricted Stock awards, in each case in the ordinary course of business and in compliance with applicable Law;

(f) (i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, other than for any such acquisitions that are for cash consideration (including any future, potential or contingent consideration) not in excess of the amount of consideration in any one (1) acquisition transaction or a series of related acquisition transactions (each acquisition transaction or series of related acquisition transactions regardless of the amount of consideration, an “acquisition transaction”) set forth in Schedule 5.1(f)(i), and that do not exceed in the aggregate the number of acquisition transactions, set forth in Schedule 5.1(f)(i); provided further, that the Company shall consult with Parent a reasonable period prior to executing any definitive agreement providing for any such acquisition transaction (regardless of the amount of consideration) and provide Parent with any deal summaries, analyses, due diligence reports or other similar documents prepared for the Company’s senior executives or the Company Board relating to such acquisition transaction,

(ii) incur any indebtedness under the Credit Facilities or incur any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, in excess of the amount set forth on Schedule 5.1(f)(ii), except for (1) debt, other than under the Credit Facilities, incurred in the ordinary course of business under letters of credit or lines of credit in effect on the date hereof (and pursuant to the terms thereof as of the date hereof), or (2) loans or advances from the Company or any wholly-owned Company Subsidiary, or issue any debt securities or any commercial paper,

(iii) make any loans, advances or capital contributions, except (1) to the Company or any wholly-owned Company Subsidiary or (2) for employee loans or advances for travel and reasonable business expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business,

(iv) make, authorize or make any commitment with respect to any capital expenditures or other expenditures, other than, in any calendar quarter during the term of this Agreement, for such capital or other expenditures that individually or collectively, in the aggregate for the Company and the Company Subsidiaries taken as a whole, are not in excess of the amount set forth in Schedule 5.1(f)(iv) (pro rata for any partial quarter during the term of this Agreement), or

(v) make or direct to be made any capital investments other than in the ordinary course of business, or make or direct to be made any equity investments in any entity (provided that any acquisitions of businesses, whether by acquisition of equity interests, assets, or other means, will be subject to clause (i) above); provided, however, that this clause (v) does not prevent the Company from making passive investments in mutual funds or other similar passive investments for money management purposes;

(g) except as may be required pursuant to any Plan or Contract in effect on the date hereof or entered into after the date hereof in compliance with this Agreement (in each case subject to Section 5.2, if applicable):

(i) other than in accordance with Schedule 5.1(g)(i), increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of the date hereof by a Plan as existing on the date hereof and disclosed in Section 3.10(a) of the Disclosure Schedule, to its directors, officers, other employees or other service providers,

(ii) grant any severance or termination pay or benefits to, or, except for offer letters, employment agreements and individual consulting agreements for new hires entered into in the ordinary course of business that are terminable at will and without liability to the Company and its Subsidiaries (including with respect to any severance or termination pay or benefits), enter into any employment, severance, retention, change in control, consulting or termination Contract with, any director, officer, other employee or other service providers of the Company or of any Company Subsidiary,

(iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, performance stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers, except for (A) the grant of Company Stock Options, Company RSUs and Company PSUs to the extent permitted pursuant to clause (ii) of Section 5.1(b) and (B) as specifically contemplated by this Agreement,

(iv) pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance pension, indemnification, retirement allowance, or other benefit, or

(v) hire, elect or appoint any officer that will have the title or duties of senior vice president or above, or any member of the board of directors, of the Company or any material Company Subsidiary;

(h) announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary, other than routine employee terminations in the ordinary course of business;

(i) enter into a new line of business that (A) is material to the Company and the Company Subsidiaries taken as a whole, or (B) represents a category of revenue that is not discussed in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(j) take any action, other than reasonable actions in the ordinary course of business, with respect to accounting policies or procedures (including actions with respect to accounting periods and procedures with respect to the payment of accounts payable, collection of accounts receivable and the revaluation of any assets);

(k) make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax Claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Company or any Company Subsidiary in a manner that is not in the ordinary course of business, destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a Governmental Authority, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any Company Subsidiary for any period ending after the Effective Time or decreasing any Tax attribute of the Company or any Company Subsidiary existing on the Closing Date, in either case by an amount that is material individually or in the aggregate with all other similar amounts;

(l) (i) commence any Action, other than following reasonable consultation with Parent; provided, however, the commencement of any Action against or related to any Third Party set forth in Schedule 5.1(l)-1 shall require the prior written consent of Parent, or (ii) settle, pay, discharge or satisfy any Claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Action, other than, in the case of this clause (ii), (x) the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in the 2010 Balance Sheet or subsequently incurred in the ordinary course of business, and (y) those that involve only the payment or receipt of money in an amount in the aggregate of less than the amount set forth on Schedule 5.1(l)-2; provided, however, that in connection with any such payment the Company shall have received a complete and unconditional release against the Company and the Company Subsidiaries, and provided, further, that no such settlement, payment, discharge or satisfaction shall involve the assumption by or imposition on the Company or any Company Subsidiary, or Parent or any of its subsidiaries, of any liability or obligation, including the grant to any Third Party of any license, covenant not to sue, immunity or other right with respect to or under any of Intellectual Property;

(m) other than in the ordinary course of business: (i) enter into any Contract or amendment that would be a Company Material Contract, (ii) amend, modify, waive any rights under or consent to the termination of any Company Material Contract, or (iii) waive, release or consent to the termination of any other Claims or rights of material value to the Company or any Company Subsidiary;

(n) enter into any Government Contract by the Company or any Company Subsidiary that is inconsistent with the commercial item acquisition terms and conditions related to Intellectual Property set forth in Part 12 of the Federal Acquisition Regulation or agency supplements thereto, or that otherwise provide for any research and development, joint development or funding by any Governmental Authority of Intellectual Property, or that would provide any Governmental Authority rights other than those provided by the Company’s standard commercial licenses or whereby the Company or any Company Subsidiary provides to the Governmental Authority any products or services that the Company or any Company Subsidiary does not otherwise make commercially available;

(o) enter into any Contracts (i) under which the Company or any Company Subsidiary grants or agrees to grant to any Third Party any assignment, license, covenant, release, immunity or other right with respect to any material Intellectual Property Rights (other than non-exclusive licenses of Intellectual Property granted to customers or other Third Parties in the ordinary course of business), (ii) other than in the ordinary courses of business, under which the Company or any Company Subsidiary establishes with any Third Party a joint venture or partnership pursuant to which the Company agrees to develop or create any material Intellectual Property, products or services, or (iii) that will cause or require the Surviving Corporation or Parent or any of its affiliates (other than the Company or the Surviving Corporation or any of their respective subsidiaries) to (A) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any of the Intellectual Property Rights of Parent or any of its affiliates (other than the Company or the Surviving Corporation or any of their respective subsidiaries), or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party;

(p) enter into or amend any Contract pursuant to which any other party is granted, or that otherwise constrains or subjects the Company or any Company Subsidiary or Parent or any of its Subsidiaries to, any non-competition, “most-favored nation”, exclusive marketing or other exclusive rights (other than non-solicitation agreements with respect to employees) of any type or scope or that otherwise restricts in a material respect the Company or any Company Subsidiary or, upon completion of the Merger, Parent or any of its subsidiaries, from engaging or competing in any material line of business, in any location; or, other than in the ordinary course of business, enter into or amend any Contract with respect to joint ventures or strategic alliances;

(q) enter into any Company Real Property Lease, except for a renewal of an existing Company Real Property Lease in the ordinary course of business;

(r) other than with respect to the Plans set forth on Section 3.10(a) of the Disclosure Schedule for which benefits are provided through insurance contracts (and in the case of such Plans solely as permitted by the terms of this Agreement, other than in the ordinary course of business in a manner that does not result in any material increase in aggregate benefits or costs to the Company) and except for the D&O Insurance policy and related side policies, terminate, cancel, amend or modify any insurance coverage policy maintained by Company or any Company Subsidiary that is not promptly replaced by a comparable amount of insurance coverage;

(s) enter into or amend or otherwise modify any Contract or arrangement with persons that are affiliates or are executive officers or directors of the Company or any Company Subsidiary;

(t) enter into, commence participation in, establish or join any new standards-setting organization, university or industry bodies or consortia, or other multi-party special interest groups or activities; or

(u) announce an intention to enter into, or enter into, any formal or informal Contract or otherwise make a commitment to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company and the Company Subsidiaries at any time prior to the Effective Time.

5.2 Change of Control and Retention Agreements.

(a) The Company shall use commercially reasonable efforts to cause all employees who are “Participants” in the Company’s change of control and retention plan (the “Company COC Plan”) (as such term is defined in the Company COC Plan) as of the date of this Agreement (or as of such later date if permitted in accordance with Section 5.1) to execute and return a retention letter, in substantially the forms attached hereto as either Exhibit B-1 or Exhibit B-2, as applicable (with such additional changes as are needed to customize the letter to each individual, including with respect to applicable Law) (the “Retention Letter”). Prior to the Closing Date, the Company shall provide Parent with a copy of each Retention Letter executed prior to that time.

(b) The Company shall amend Company PSUs not subject to the Company COC Plan or the Company’s change in control agreements (“Company COC Retention

Agreements”) so that upon the Effective Time each such Company PSU shall convert to an award with time-based vesting. Pursuant to such amendment, as of the Effective Time, each such Company PSU will be vested to the extent that such Company PSU would have vested if the Company PSU had been granted originally with a four (4) year time-based vesting schedule with annual vesting. The vesting of each such Company PSU will continue after the Effective Time, assuming continuous service, based upon the same time-based vesting schedule. To the extent that such Company PSU is not fully vested at the eighteen (18) month anniversary of the Effective Date, on such eighteen (18) month anniversary, the Company will cause such Company PSU to be fully vested. For purposes of clarity, the Company and Parent acknowledge that all Company PSUs subject to the Company COC Plan or the Company COC Retention Agreements shall convert to awards with time-based vesting in accordance with the Company COC Plan or Company COC Retention Agreements, as applicable.

5.3 Credit Facilities. The Company shall use commercially reasonable efforts to keep outstanding and maintain in place, including any availability period or commitment (without reduction or termination) thereunder, (a) that certain Credit Agreement (and amendment), dated as of December 22, 2008, as amended, by and between the Company, McAfee Ireland Holdings Limited as Borrowers, certain guarantors, certain lenders and Bank of America, N.A. and (b) that certain Umbrella Credit Facility, dated April 15, 2004, as amended, by and between the Company and ABN AMRO Bank N.V. (clauses (a) and (b) collectively, the “Credit Facilities”).

6. ADDITIONAL AGREEMENTS

6.1 Stockholders’ Meeting.

(a) Promptly after the execution of this Agreement, and in any event within ten (10) business days after the date hereof, the Company shall prepare, and the Company shall file with the SEC, preliminary proxy materials (including a preliminary Proxy Statement). Parent shall provide promptly to the Company such information concerning Parent and Merger Sub as may be reasonably requested by the Company for inclusion in the Proxy Statement. At the earliest practicable time (and in any event within five (5) business days) following the later of (i) receipt and resolution of the SEC comments on the preliminary Proxy Statement, and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to its stockholders. Unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.3(b), prior to filing any Proxy Statement or any other filing with the SEC in connection with the Transactions, the Company shall provide Parent and its counsel with reasonable opportunity to review and comment on each such filing in advance, and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent. All documents that the Company files with the SEC in connection with the Merger or the other Transactions, including the Proxy Statement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

(b) The Company shall notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff (or of notice of the SEC’s intent to review the preliminary Proxy Statement) and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or any other filing with the SEC in connection with the Transactions or for additional/supplemental information in connection therewith. The Company shall, as promptly as practicable after the receipt of such comments from the SEC or its staff with respect to the Proxy Statement or any other such filing, (i) supply Parent with copies of all written correspondence received in connection therewith, and (ii) provide Parent a reasonably detailed description of any oral comments received in connection therewith. Unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.3(b), the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings related to the Transactions, (y) shall consider in good faith including in such response all comments reasonably proposed by Parent in respect of the filings and (z) shall provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC or its staff with respect to such filings. The Company shall respond promptly in good faith to any comments by the SEC and if, at any time prior to the Effective Time, any event or information relating to the Company, Parent, Merger Sub, or any of their affiliates, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading, the party which discovers such information shall promptly notify the other parties and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Law or Order, disseminated to the stockholders of the Company.

(c) The Company shall take all action necessary in accordance with applicable Law, Order and the Company’s Certificate of Incorporation and By-laws (i) to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable, and in any event (to the extent permissible under applicable Law and Order) within forty-five (45) days after the mailing of the definitive Proxy Statement to the stockholders of the Company, for the purpose of considering the adoption of this Agreement (the “Stockholders’ Meeting”), and (ii) unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.3(b), (A) include in the Proxy Statement the Company Board’s recommendation that the holders of the Company Shares vote in favor of the adoption of this Agreement (which recommendation shall be deemed a part of the Company Board Recommendation), and (B) use its reasonable best efforts to solicit from the stockholders of the Company proxies in favor of the adoption of this Agreement and secure the vote or consent of the Company’s stockholders as required by the rules of NYSE, the DGCL or other applicable Law to effect the Merger. The Company shall give Parent no less than ten (10) business days advance notice (or such shorter period of time as notice is provided to the NYSE) of the date which shall be set as the “record date” for the Company’s stockholders eligible to vote on this Agreement and the Transactions. The Company shall consult with Parent regarding the date of the Stockholders’ Meeting and shall not postpone or adjourn the Stockholders’ Meeting without the prior written consent of Parent; provided, however, that nothing herein shall prevent the Company from postponing or adjourning (one time only for no more than five (5) business days in the case of clause (w) and one time only for no more than seven (7) business days in the case of clause (y)) the Stockholders’ Meeting if and to the extent that:

(w) there are holders of an insufficient number of Company Shares present or represented by a proxy at the Stockholders’ Meeting to constitute a quorum at the Stockholders’ Meeting and the Company uses its reasonable best efforts during any such postponement or adjournment to obtain such a quorum as soon as practicable,

(x) the Company is required to postpone or adjourn the Stockholders’ Meeting by applicable Law or Order or a request from the SEC or its staff and the Company uses its reasonable best efforts to hold or resume the Stockholders’ Meeting as soon as practicable,

(y) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that it is required by Law to postpone or adjourn the Stockholders’ Meeting, including in order to give stockholders of the Company sufficient time to evaluate any information or disclosure that the Company has sent to its stockholders or otherwise made available to its stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change in Recommendation); provided that this clause (y) shall not apply to allow a postponement or adjournment for any information or disclosure related to an Acquisition Proposal (including any Superior Proposal), or

(z) the Company Board shall have provided to Parent a Notice of Designated Superior Proposal in accordance with Section 6.3(b)(x)(A), in which case the Company Board shall have the right, for each such Notice of Designated Superior Proposal so delivered, to postpone or adjourn the Stockholders Meeting to a date no later than fifteen (15) business days after the date of delivery to Parent of such Notice of Designated Superior Proposal.

The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all parties solicited in connection with the Stockholders’ Meeting are solicited, in compliance in all material respects with all applicable Laws and Orders. At the Stockholders’ Meeting, Parent and Merger Sub shall cause all Company Shares then owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement. The adoption of this Agreement and adjournment of the Stockholders’ Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement, shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Stockholders’ Meeting unless otherwise approved in writing by Parent.

(d) Without limiting the generality of the foregoing, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the Stockholders’ Meeting shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation, and (ii) its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in accordance with Section 8.1, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Merger and the other Transactions at the Stockholders’ Meeting.

6.2 Access to Information; Confidentiality.

(a) From the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Company Subsidiaries and the Representatives, auditors and agents of the Company and the Company Subsidiaries to, afford the Representatives of Parent and Merger Sub reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of the Company and each Company Subsidiary and shall furnish Parent and Merger Sub with such financial, operating and other data and information (including the work papers of the Company’s accountants, subject to the prior consent of such accountants, which consent the Company shall use its reasonable best efforts to obtain as soon as practicable) as Parent or Merger Sub, through their Representatives, may reasonably request, as long as these actions are in compliance with all applicable data privacy/protection Laws; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Laws (including any Laws relating to security clearances) requires the Company to restrict or otherwise prohibit access to such documents or information, including any Laws with respect to a Contract with a Governmental Authority to which the Company or any of the Company Subsidiaries is a party that restricts access without an appropriate security clearance (except to the extent that personnel at Parent or its Representatives has the appropriate security clearance required), (ii) access by Parent or its Representatives to such documents or information would give rise to a material risk (based on the advice of the Company’s outside counsel and after giving due consideration of the existence of any common interest, joint defense or similar agreement between the parties) of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Company or any Company Subsidiary is a party or otherwise bound would violate or cause a default under, or give a Third Party the right to terminate or accelerate the rights under, such Contract; provided further, however, that in the event that the Company does not provide access or information in reliance on the preceding proviso, the Company shall promptly notify Parent and use its reasonable best efforts to, as promptly as practicable, as the case may be, (x) obtain any necessary clearance or consent in order to permit such access or disclosure and (y) provide such access or communicate such information to Parent (including through its Representatives) in a way that would not violate the applicable Law or Contract or waive any such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.2 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or damage or destroy any property or assets of the Company or any of the Company Subsidiaries. Any access to the properties and documents of the Company and the Company Subsidiaries afforded pursuant to this Section 6.2(a) shall be provided pursuant to, and subject to, the Company’s reasonable, generally applicable security measures.

(b) All information obtained by Parent or Merger Sub pursuant to this Section 6.2 shall be held confidential in accordance with the confidentiality agreement, dated June 14, 2010 (the “Confidentiality Agreement”), between Parent and the Company.

(c) The Company shall consult with Parent in good faith on a regular basis as requested by Parent to report material (individually or in the aggregate) operational developments, material change in the status of relationships with material customers and potential customers, material change in the status of ongoing operations and other material matters reasonably requested by Parent.

(d) No investigation or consultation pursuant to this Section 6.2 or otherwise shall affect any representation, warranty, covenant or other agreement in this Agreement of any party or any condition to the obligations of the parties.

6.3 No Solicitation of Transactions.

(a) Except as set forth in this Section 6.3, until the termination of this Agreement in accordance with the terms hereof, the Company shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or permit its and the Company Subsidiaries’ respective Representatives to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal or the making thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information to, or otherwise cooperate in any way with, any Third Party or their Representatives that is seeking to make, or has made, any Acquisition Proposal, or (iii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or confidentiality or similar obligation of any Third Party.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Company Subsidiary or any Representative of the Company or any Company Subsidiary shall be a breach of this Section 6.3 by the Company. The Company immediately shall, and shall cause the Company Subsidiaries and shall instruct each of their respective Representatives immediately to, cease and cause to be terminated any and all discussions or negotiations with any person that may be ongoing with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal and request the prompt return or destruction of all confidential information provided to any such person or its Representatives prior to the date of this Agreement and use its commercially reasonable efforts to ensure compliance with such request.

Notwithstanding anything to the contrary herein, prior to obtaining the Required Company Vote, in response to a bona fide unsolicited written Acquisition Proposal made after the date hereof, that did not result from or arise out of a breach of this Section 6.3, and that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to lead to, a Superior Proposal, the Company may, subject to compliance with Section 6.3(c), (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement (which shall permit the Company to comply with the terms of Section 6.3(c)) containing confidentiality and other provisions not less restrictive to such Third Party than the provisions of the Confidentiality Agreement are to Parent; provided, however, that all such information has previously been made available to Parent or is made available to Parent prior to, or concurrent with, the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, but, in connection with the foregoing clauses (x) and (y), only if the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under applicable Law, and provided, however, that the Company shall not take any of the actions referred to in the foregoing clauses (x) and (y) unless the Company shall have notified Parent in writing, at least two (2) business days prior to taking such action, that it intends to take such action and the basis hereunder therefor.

For purposes of this Agreement, “Superior Proposal” means any bona fide unsolicited written proposal, which did not result from or arise out of a violation of this Section 6.3, made by a Third Party that, if consummated, would result in such Third Party (or its stockholders) owning, directly or indirectly, one hundred percent (100%) of the equity securities of the Company (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company, and that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel) to be (i) more favorable to the Company’s stockholders than the Merger (taking into account all terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in a binding written offer in response to such offer or otherwise which is capable of being accepted by the Company)) and (ii) reasonably capable of being completed by such Third Party (taking into account, among other things, the expectation of obtaining required regulatory approvals).

(b) Except as set forth in this Section 6.3, until the termination of this Agreement in accordance with the terms hereof, neither the Company Board nor any committee thereof shall: (i) (A) fail to make (including as required by clause (A) of Section 6.1(c)), or withdraw, modify or amend or publicly propose to withdraw, modify or amend, in any manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to make a statement in opposition and recommend rejection to the Company’s stockholders of a tender or exchange offer of the Company’s securities initiated by a Third Party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) business days after such tender or exchange offer shall have been announced or commenced by such Third Party, or (C) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of the foregoing in clauses (A)-(C), a “Change in Recommendation”), or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.3(a)) (any of the foregoing, an “Acquisition Agreement”).

Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Vote, the Company Board may:

(x) in response to a bona fide unsolicited written Acquisition Proposal that was made after the date hereof, that did not result from or arise out of a breach of this Section 6.3, and that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal (1) make a Change in Recommendation if the Company Board has determined in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, the failure to make such Change in Recommendation would reasonably be expected to be a breach of its fiduciary duties to the Company’s stockholders under applicable Law, or (2) cause the Company to terminate this Agreement pursuant to Section 8.1(g) and (and only if the Company shall) concurrently with such termination enter into an Acquisition Agreement if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, the failure to effect such termination would reasonably be expected to be a breach of its fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to the foregoing clause (2), and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect, unless, prior to such termination, the Company pays by wire transfer of immediately available funds the Fee in accordance with Section 8.3(a)(iv); provided, further, that the Company Board shall not be entitled to make a Change in Recommendation in respect of any such Superior Proposal or terminate this Agreement pursuant to Section 8.1(g) in respect of any such Superior Proposal, and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect, unless the Company has:

(A) provided to Parent five (5) business days’ prior written notice that it intends to take a such action (a “Notice of Designated Superior Proposal”), which notice shall describe the terms and conditions of any Superior Proposal (including the identity of the party making such Superior Proposal) that is the basis of the proposed action by the Company Board (a “Designated Superior Proposal”) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal and all other contemplated transaction documents (including any agreements with any stockholders, directors or employees) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Designated Superior Proposal and a new five (5) business day period);

(B) during such five (5) business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal; and

(C) at the end of such five (5) business day period, such Acquisition Proposal has not been withdrawn and the Company Board determines in good faith that such Acquisition Proposal continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent in a binding written offer in response to a Notice of Designated Superior Proposal, as a result of the negotiations required by clause (B) or otherwise, which is capable of being accepted by the Company); or

(y) in response to a material fact, event, change, development or set of circumstances (other than, and not related in any way to, an Acquisition Proposal) that was neither known to nor reasonably foreseeable by any member of the Company Board, assuming consultation with the executive officers of the Company, as of or prior to the date of this

Agreement, and did not result from or arise out of the announcement or pendency of, or any actions required to be taken (or to be refrained from being taken) pursuant to, this Agreement (such material fact, event, change, development or set of circumstances, as “Intervening Event”), make a Change in Recommendation; provided, however, that the Company Board first shall have concluded in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized standing) that, in light of the existence of such Intervening Event, the failure to make such Change in Recommendation would reasonably be expected to be a breach of its fiduciary duties to the Company’s stockholders under applicable Law; and provided, further, that the Company shall not be entitled to exercise its right to make a Change in Recommendation in light of the existence of such Intervening Event unless the Company has:

(A) provided to Parent five (5) business days’ prior written notice that it intends to take a such action, which notice shall specify the facts underlying the Company Board’s determination that an Intervening Event has occurred, and the rationale and basis for such Change in Recommendation, in reasonable detail (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new notice and a new five (5) business day period),

(B) during such five (5) business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner as obviates the need for the Change in Recommendation as a result of the Intervening Event, and

(C) at the end of such five (5) business day period, the Company Board determines, in good faith, that the failure to make such Change in Recommendation in light of such Intervening Event (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent as a result of the negotiations required by clause (B) or otherwise) would reasonably be expected to be a breach of its fiduciary duties to the Company’s stockholders under applicable Law.

(c) The Company shall promptly (and in any event within twenty-four (24) hours of learning of the relevant information) advise Parent orally and in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry in connection with or which would reasonably be expected to lead to any Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes thereto) and the identity of the person making such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the terms and conditions of such Acquisition Proposal, including the identity of the person making such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry). The Company shall keep Parent reasonably and promptly informed in all material respects of the status and details (including any material change or proposed material change to the terms thereof) of any Acquisition Proposal. The Company shall provide Parent with forty eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is expected to consider any Acquisition Proposal or any such inquiry or to consider providing information to any person or group in connection with an Acquisition Proposal or any such inquiry.

(d) Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act and (ii) making any disclosure to its stockholders that the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be a breach of its fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that in the case of both clause (i) and clause (ii) any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be in a Change in Recommendation unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure.

(e) Unless such actions are taken in connection with a termination of this Agreement in accordance with Section 8.1(g), the Company shall not, except to the extent required by Order of a court of competent jurisdiction, take any action to approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of the DGCL.

6.4 Employee Benefits Matters.

(a) If so directed by Parent, the Company Board, at least five (5) business days prior to the Effective Time, will adopt resolutions terminating any and all Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent. The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide Parent evidence that such resolutions have been adopted by the Company Board or the board of directors of the Company Subsidiaries, as applicable. The Company shall take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) required pursuant to such 401(k) Plan for the period prior to termination.

(b) Nothing in this Agreement shall (x) create any Third Party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any Company Subsidiary in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any persons in respect of any benefits that may be provided, directly or indirectly, under any Plan of the Company prior to the Effective Time), or (y) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Effective Time. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries (including any Plan of the Company prior to the Effective Time).

(c) The Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 6.4, and any other matters relating to the entry into of this Agreement or the effects of the Merger.

(d) Parent shall take the actions set forth in Schedule 6.4(d).

6.5 Directors’ and Officers’ Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the extent that the Surviving Corporation is permitted to indemnify under applicable Law, each person who is now or was prior to the Effective Time an officer or director of the Company or the Company Subsidiaries and each person who is now or was prior to the Effective Time an officer or director of the Company or the Company Subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of Section 3(3) of ERISA) (each, an “Indemnified Person”) against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of, or arising out of, acts or omissions occurring, or alleged to have occurred, at or prior to the Effective Time, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company and the Company Subsidiaries, or a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.5(a) then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, for six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to advance, to the extent that the Surviving Corporation is permitted to advance under applicable Law, prior to the final disposition of any actual or threatened claim, action, suit, arbitration, proceeding or investigation for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, action, suit, arbitration, proceeding or investigation; provided, however, that any advancement of expenses pursuant to this Section 6.5(a) shall be conditioned upon the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 6.5(a). In the event of any such action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such action.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor, in all respects, the obligations of the Company or the Company Subsidiaries pursuant to any indemnification agreements of the Company or the Company Subsidiaries, on the one hand, and any Indemnified Person, on the other hand (the “Indemnification Agreements”) and any indemnification, exculpation or advancement of expenses provisions under the certificates of incorporations or bylaws (or comparable organizational documents) of the Company or any Company Subsidiary as in effect immediately prior to the date hereof; provided, however, that such obligations shall be subject to any limitation imposed from time to time under applicable Law or Order.

(c) For six (6) years after the Effective Time, Parent shall or shall cause the Surviving Corporation to provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered, as of the date of this Agreement, by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement, as well as covering claims brought against each Indemnified Person under ERISA; provided, however, that, in satisfying its obligation under this Section 6.5(c), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate for any one (1) year in excess of two hundred percent (200%) of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement (the “Current Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such maximum amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such maximum amount. Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and prior to the Effective Time, the Company, following notice to Parent may, and, if so directed by Parent, shall, purchase a “tail” directors’ and officers’ liability insurance policy, for a total premium in aggregate of no more than two hundred fifty percent (250%) of the Current Premium, covering the same persons and providing the same terms with respect to coverage and amount as aforesaid, and that by its terms shall provide coverage until the sixth (6th) annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 6.5(c) shall be deemed satisfied.

(d) In the event of any Claim or Action for which indemnification may be sought pursuant to this Section 6.5, (i) the Surviving Corporation and Parent will have the right to control the defense thereof, (ii) each Indemnified Person shall have the right to retain his or her own counsel, which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation, whether or not the Surviving Corporation or Parent elect to control the defense of any such Claim or Action, (iii) the Surviving Corporation (and Parent) shall pay all reasonable fees and expenses of counsel retained by an Indemnified Person in connection with such Claim or Action (provided that notwithstanding anything to the contrary in this Section 6.5 or elsewhere in this Agreement, the Surviving Corporation (and Parent) shall not be obligated to pay for the fees and expenses of more than one (1) counsel (selected by a majority of the applicable Indemnified Persons for any Indemnified Persons in any jurisdiction with respect to a single Claim or Action) except to the extent that two (2) or more of such Indemnified Persons shall have an actual material conflict of interest in such Claim or Action), and (iv) neither Parent or Surviving Corporation, on the one hand, nor any Indemnified Person, on the other hand, shall be liable for any settlement effected without its, his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.5(d) or elsewhere in this Agreement, neither Parent nor any of its affiliates (including the Surviving Corporation) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Claim or Action for which indemnification may be sought by an

Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Action. Each Indemnified Party shall cooperate with Parent and the Surviving Corporation in the defense of any such Action, shall furnish or cause to be furnished records, documents, information and testimony and shall attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by Parent in connection therewith.

(e) If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and/or the Surviving Corporation set forth in this Section 6.5.

(f) The rights of each Indemnified Person under this Section 6.5 shall survive consummation of the Merger and, following the Effective Time, are intended to benefit, and shall be enforceable by, each Indemnified Person.

6.6 Takeover Laws and Rights. If any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation (“Takeover Law”) is or may become applicable to this Agreement, the Company Shares, the Merger or any of the other Transactions, the Company and the Company Board shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on this Agreement, the Company Shares, the Merger or such other Transactions.

6.7 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of (i) the Company becoming aware that any representation or warranty made by it in this Agreement is or would be untrue or inaccurate in any material respect, or (ii) any failure of the Company to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder. The Company shall give prompt notice to Parent of any written notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the Transactions. The Company shall give prompt notice to Parent if the representation contained in Section 3.15(b) (without regard to the date limitation therein) does not continue to be true during the period from the date hereof through the Closing Date. Notwithstanding anything to the contrary set forth in this Agreement, (i) the delivery of any notice pursuant to this Section 6.7(a) shall not limit, or otherwise affect, the remedies available hereunder to the party receiving such notice and shall not affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent or Merger Sub to consummate the transactions contemplated hereby, including the Merger, and (ii) the failure to give any notice required by this Section 6.7(a) shall not be treated as a breach of covenant for the purposes of Section 7.2(b).

(b) Parent shall give prompt notice to the Company of (i) Parent becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement is or would be untrue or inaccurate in any material respect, or (ii) any failure of Parent or Merger Sub to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything to the contrary set forth in this Agreement, (i) the delivery of any notice pursuant to this Section 6.7(b) shall not limit, or otherwise affect, the remedies available hereunder to the party receiving such notice and shall not affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth herein or the conditions to the obligations of the Company to consummate the transactions contemplated hereby, including the Merger, and (ii) the failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 7.3(b).

6.8 Litigation. Each party shall promptly notify the other parties of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of, or seek damages in connection with, this Agreement or the Merger. The Company shall promptly notify Parent of any Action that may be threatened or asserted in writing, brought or commenced against the Company or any Company Subsidiary that would have been listed in Section 3.9 of the Disclosure Schedule or otherwise, if such Action had arisen prior to the date hereof. Parent shall promptly notify the Company of any Action that may be threatened or asserted in writing, brought or commenced against Parent or Merger Sub that would have been within the scope of Section 4.6 or otherwise, if such Action had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate at Parent’s expense in the defense or settlement of any Action commenced by any stockholder of the Company against the Company or any of its directors relating to the Merger. The Company shall not settle or make an offer to settle any litigation against the Company or any director by any stockholder relating to this Agreement or the Merger without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.9 Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use their reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done), and assist and cooperate with the other party or parties in doing, all reasonable things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as soon as practicable, including using their respective reasonable best efforts to cause the conditions to the Company’s (in the case of Parent and Merger Sub) and Parent’s and Merger Sub’s (in the case of the Company) obligations to close the Merger set forth in Article 7 to be satisfied on or before the Outside Date. In addition, the Company shall use its reasonable best efforts to obtain all consents, waivers and approvals under all Company Material Contracts in connection with this Agreement and the consummation of the Merger, including those specified in Section 3.5(b) of the Disclosure Schedule, so as to maintain and preserve the benefits under such Company Material Contracts as of the consummation of the Merger, and Parent shall use its commercially reasonable efforts to assist in such endeavors. The parties shall consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Notwithstanding the foregoing, Parent and Merger Sub, on the one hand, shall not be required to, and the Company, on the other hand, unless otherwise directed by Parent (which direction shall not require payment to be made until at or after the Effective

Time), shall not, pay any consent fee, “profit sharing” payment or other consideration (including increased rent payments), or provide additional security (including a guaranty) to any Third Party as a condition to receipt of any consent, waiver or approval from any party to any such Company Material Contract. In addition to the foregoing, subject to the terms and conditions hereof, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing or materially impairing or delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to perform its obligations under this Agreement. Notwithstanding anything in this Section 6.9 to the contrary, the sole obligation of the parties to take, or refrain from taking, any action in respect of any Antitrust Law, including as may otherwise be required by any Antitrust Law in connection with the Merger and the other Transactions, whether in connection with any approvals or consents (or the expiration of any waiting period) that may be required under any Antitrust Law or otherwise, shall be those set forth in Section 6.10.

6.10 HSR Act Filing and International Antitrust Notifications.

(a) As promptly as practicable after the date of this Agreement, each of Parent and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), a Notification and Report Form in accordance with the HSR Act with respect to the Merger. As promptly as practicable after the date of this Agreement, each of Parent and the Company, as applicable, shall file with applicable foreign Governmental Authorities all comparable pre-merger notification filings, forms and submissions that are required to be filed in respect of the Merger or any other Transactions pursuant to the Antitrust Laws of the jurisdictions set forth in Schedule 6.10(a) (the “Specified Governmental Authorities”), including a notification on Short Form or Form CO with the European Commission based on Council Regulation 139/2004, unless Parent and the Company jointly determine after the date of this Agreement that any such comparable pre-merger notification filings, forms and submissions are not required to be filed pursuant to applicable Antitrust Laws. In the event that either Parent or the Company receive a request for additional information or documentary material from any Governmental Authorities with respect to the Merger, any of the other Transactions or any filings, forms and submissions filed with, or any investigations conducted by or before, any Governmental Authorities relating to this Agreement, the Merger or any other Transactions (including any proceedings initiated by a private party), then such party shall use its reasonable best efforts to make (or cause to be made) as soon as reasonably practicable thereafter, and only after reasonable consultation with the other party, an appropriate response in compliance with such request. Each of Parent and the Company shall cooperate and coordinate with each other in connection with the preparation and filing of any and all material filings, forms and submissions that are required to be made in respect of the Merger or any other Transactions pursuant to applicable Antitrust Laws, or that are reasonably requested to be made by any Governmental Authority in connection with the Merger or any other Transactions. Except for the filings, forms and submissions referenced in this Section 6.10(a) (and the Proxy Statement contemplated by Section 6.1 and any other filings that the Company may be required to make with the SEC in connection with the Merger), neither Parent nor any of its affiliates, on the one hand, nor the Company nor any of its affiliates, on the other hand, shall make or submit any other material filings, forms, submissions, declarations, registrations or notifications with or to any Governmental Authorities in connection with the Merger or any of the other Transactions without the other party’s prior written consent, which consent shall not be unreasonably withheld.

(b) Each of Parent and the Company shall keep the other party reasonably and promptly informed of any and all written and material oral communications from any Governmental Authorities regarding the Merger, any of the other Transactions and any and all material filings, forms and submissions filed with, and any and all investigations conducted by or before, any Governmental Authorities relating to this Agreement, the Merger or any other Transactions (including any proceedings initiated by a private party). Each of Parent and the Company (i) shall provide the other party a reasonable opportunity to review and comment on any material written or material oral communications proposed to be given by such party to any Governmental Authorities regarding the Merger, any of the other Transactions and any and all material filings, forms and submissions filed with, and any and all investigations conducted by or before, any Governmental Authorities relating to this Agreement, the Merger or any other Transactions (including any proceedings initiated by a private party), (ii) shall provide the other party reasonable advance notice of any meetings proposed to be held with any Governmental Authorities regarding the Merger, any of the other Transactions and any and all material filings, forms and submissions filed with, and any and all investigations conducted by or before, any Governmental Authorities relating to this Agreement, the Merger or any other Transactions (including any proceedings initiated by a private party), (iii) shall consult with the other party a reasonable time in advance of any and all such meetings and consider in good faith the views of such other party regarding the matters to be presented and discussed at any and all such meetings, and (iv) to the extent permitted by the applicable Governmental Authorities, shall allow, unless such party has a reasonable basis for denial, the other party to participate in such meetings or portions thereof. Each of Parent and the Company shall consult and cooperate with one another, provide one another with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals or other written communications explaining or defending the Merger and other Transactions made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws.

(c) Each of Parent and the Company shall use its reasonable best efforts to (i) cause the expiration or termination of the applicable waiting periods under the HSR Act and all other applicable Antitrust Laws as soon as reasonably practicable, and (ii) take (or cause to be taken) all actions and do (or cause to be done) all things reasonably necessary, proper or advisable to obtain all clearances, consents and approvals necessary to satisfy the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.2(d) and otherwise consummate the Merger in compliance with applicable Antitrust Laws, including taking all such reasonable actions and doing all such things reasonably necessary to (A) resolve any objections, if any, as the FTC, the Antitrust Division, or any other Specified Governmental Authorities may assert under any applicable Antitrust Laws with respect to the Merger and other Transactions, and (B) avoid or eliminate each and every impediment under any applicable Antitrust Laws that may be asserted by the FTC, the Antitrust Division or any other Specified Governmental Authorities or Persons with respect to the Merger and other Transactions so as to enable the Merger and other Transactions to be consummated as soon as possible after the date hereof, including for purposes of the preceding clauses (A) and (B), such reasonable undertakings and commitments as may be reasonably requested by any Specified Governmental Authorities, in sufficient time to allow the conditions to the Merger to be satisfied on or before the Outside Date. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall require Parent or any of its subsidiaries or affiliates to, and, except with the prior written consent of Parent, the Company shall not take any action to and shall not allow any of the Company Subsidiaries to consent or proffer to divest or hold separate any business or assets of Parent, the Company or any of their respective subsidiaries.

(d) In furtherance and not in limitation of the foregoing, Parent shall contest and litigate and defend against any Action, whether judicial or administrative, brought by or pending before the European Commission, DOJ or FTC and promptly and expeditiously appeal any Order in such Action, (i) challenging or seeking to make illegal, delaying materially or otherwise directly or indirectly restraining or prohibiting the consummation of the Merger or any other Transactions, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets of Parent or the Company or any of their respective subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets of Parent, the Company or any of their respective subsidiaries, in each case as a result of, or in connection with, the Merger, (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any Company Shares or any shares of capital stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, (iv) seeking to require divestiture by Parent, the Company or any of their respective subsidiaries of any Company Shares or any business or assets of the Company or the Company Subsidiaries or Parent or its subsidiaries, or (v) that would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the Transactions, except so far as any of the prohibitions, limitations, conditions or requirements referred to in this Section 6.10(d) are covered by any commitments made to any Governmental Authority in accordance with Section 6.10(c) in order to satisfy the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.2(d).

(e) Neither Parent nor the Company shall, nor shall it permit any of its subsidiaries to, enter into or publicly announce an agreement to form a joint venture or acquire any assets, business or company if any such agreements, individually or in the aggregate, would reasonably be expected by Parent with respect to agreements by Parent or any of its subsidiaries or by the Company with respect to agreements by the Company or any of its subsidiaries to cause any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.2(d) to fail to be satisfied prior to the Outside Date.

6.11 Rule 16b-3. Prior to the Effective Time, (i) Parent shall take such actions as may be required to cause the transactions contemplated by Section 2.7 with respect to the assumption and conversion of any Company Stock Options, Company RSUs and Company PSUs or other convertible securities by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act and (ii) the Company shall take such actions as may be required to cause the transactions contemplated by Section 2.7, and any other dispositions of equity securities (or other derivative securities) of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12 Delisting. Each party agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Shares from the NYSE and (ii) to terminate the registration of the Company Shares under the Exchange Act; provided, however, that such delisting or termination shall not be effective until after the Effective Time.

6.13 Further Assurances. Unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.3(b), each party, at the reasonable request of another party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the Transactions.

6.14 Public Announcements. No press release or public announcement, statement or disclosure concerning the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law, including the rules or regulations of any U.S. or non-U.S. securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the restrictions set forth in this Section 6.14 shall not apply to any press release or public announcement, statement or disclosure made by the Company following, and related to, or by Parent following, a Change in Recommendation in accordance with Section 6.3(b).

6.15 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with the Transactions shall be paid by the party or applicable stockholder of the Company on whom such Taxes are imposed by applicable Law.

6.16 Personally Identifiable Information. Before the Effective Time, none of the parties shall use any disclosed personably identifiable information for any purposes other than those related to the performance of this Agreement and the completion of the Transactions.

7. CONDITIONS TO THE MERGER

7.1 Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Required Company Vote. The Required Company Vote shall have been obtained by the Company in accordance with the DGCL, rules and regulations of the NYSE and the Certificate of Incorporation and By-laws of the Company;

(b) No Order; Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any Law enacted, entered, or enforced by any Governmental Authority that prevents or prohibits the consummation of the Merger; or

(c) HSR and Other Laws. The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated, and all other required waiting periods, clearances, consents or approvals of any Specified Governmental Authorities applicable to the Merger under the Antitrust Laws of the jurisdictions set forth in Schedule 6.10(a) shall have expired, been obtained or been terminated.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than in Section 3.3, Section 3.4, Section 3.17(c)(xi), Section 3.20, Section 3.21 and Section 3.26) shall be true and correct (without giving effect to any qualification as to “materiality” or Material Adverse Effect set forth therein) as of the date of this Agreement and at and as of the Closing Date as though made on or as of such date (other than, in each case, those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct (without giving effect to any qualification as to “materiality” or Material Adverse Effect set forth therein) as of such particular date or with respect to such specified period), except where the failure of such representations and warranties (as modified above, but including those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time) to be true and correct as of the date hereof or at and as of the Closing Date has not had and would not have, individually or in the aggregate, a Material Adverse Effect (excluding for this purpose, clause (y) of the definition of “Material Adverse Effect”), (ii) Section 3.3 shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as though made on or as of such date, except where the failure of such representations and warranties to be true and correct as of the date of this Agreement and at and as of the Closing Date does not, directly or indirectly, result (including through additional Company Shares, Company Stock Options, Company Restricted Stock, Company PSUs and Company RSUs being outstanding) in additional costs to Parent or the Surviving Corporation (including by virtue of increased Merger Consideration payable hereunder or otherwise) in excess of $30,000,000 in the aggregate, and (iii) each of Section 3.4, Section 3.17(c)(xi), Section 3.20, Section 3.21 and Section 3.26, to the extent not qualified by materiality or “Material Adverse Effect”, shall be true and correct in all material respects, and to the extent so qualified, shall be true and correct in all respects, as of the date of this Agreement and at and as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct in all material respects as of such particular date or with respect to such specified period).

(b) Covenants. The Company shall have complied with or performed, in all material respects, all covenants, obligations and agreements of the Company under this Agreement to be complied with or performed by it prior to the Effective Time.

(c) Certificate. The Company shall have furnished Parent with a certificate signed on its behalf by the chief executive officer or chief financial officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b), and (e) are satisfied.

(d) Litigation. There shall not have been instituted and remain pending any litigation, suit, action or proceeding by any Governmental Authority:

(i) challenging or seeking to make illegal, or otherwise, directly or indirectly, restrain or prohibit the consummation of the Merger; or

(ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries, to dispose of, license or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries.

(e) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of the 2010 Balance Sheet and be continuing (excluding for this purpose, clause (y) of the definition of “Material Adverse Effect”).

7.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and at and as of the Closing Date as though made on or as of such date, (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such particular date or with respect to such specified period), except where the failure of such representations and warranties (including those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time) to be true and correct as of the date of this Agreement and at and as of the Closing Date, individually or in the aggregate, would not prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing any of their material obligations under this Agreement.

(b) Covenants. Parent and Merger Sub shall have complied with or performed, in all material respects, all covenants, obligations and agreements of Parent and Merger Sub under this Agreement to be complied with or performed by them on or prior to the Closing Date.

(c) Certificate. Parent and Merger Sub shall have furnished the Company with a certificate signed on their behalf by an authorized officer of Parent and Merger Sub to the effect that the conditions set forth in Sections 7.3(a) and (b) are satisfied.

8. TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to (i) the Effective Time, for Sections 8.1(a) through (f) and Section 8.1(h), notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and (ii) obtaining the Required Company Vote, for Section 8.1(g):

(a) By mutual written consent of Parent and the Company; or

(b) By either Parent or the Company, if:

(i) the Merger shall not have been consummated by May 18, 2011 (the “Outside Date”); provided, however, that (x) if the Closing shall not have occurred by May 18, 2011, but on such date, (A) the condition set forth in Section 7.1(a) has been satisfied and (B) the conditions set forth in Section 7.1(b) (solely as it relates to applicable Antitrust Laws) or Section 7.1(c) have not been satisfied or waived in writing, then the “Outside Date” shall be deemed to be automatically and without any action on the part of either party, August 18, 2011, and (y) if the Closing shall not have occurred by August 18, 2011, but on such date (A) the condition set forth in Section 7.1(a) has been satisfied and (B) the conditions set forth in Section 7.1(b) (solely as it relates to applicable Antitrust Laws) or Section 7.1(c) have not been satisfied or waived in writing, then the Company may elect (by delivering written notice to Parent on or prior to 11:59 p.m. (Pacific time) on August 18, 2011) to extend the “Outside Date” to November 18, 2011; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; or

(ii) any Governmental Authority in any jurisdiction that is material to the business of Parent or the Company shall have (x) enacted, issued, promulgated, or enforced any Law that makes consummation of the Merger illegal or otherwise prohibited, or (y) issued or entered an Order that enjoins Parent and the Company from consummating the Merger, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in any of the events described in the preceding clause (x) or (y); or

(c) By either Parent or the Company if the Required Company Vote shall not have been obtained at the Stockholders’ Meeting (giving effect to any adjournment or postponement thereof permitted by the terms hereof); or

(d) By either Parent or Merger Sub, if (i) each of Parent or Merger Sub are not then in material breach of its covenants or obligations under this Agreement, and (ii) there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein, in either case such that the conditions set forth in Sections 7.2(a) and (b) would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof; or

(e) By the Company, if (i) the Company is not then in material breach of its covenants or obligations under this Agreement, and (ii) there is an inaccuracy in the representations of Parent and Merger Sub herein, or a breach by Parent and Merger Sub of their covenants herein, in either case such that the conditions set forth in Sections 7.3(a) and (b) would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof; or

(f) By either Parent or Merger Sub, if any of the following shall have occurred: (i) the Company Board or any committee thereof shall have made a Change in Recommendation, (ii) the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) business days after receipt of a written request by Parent to provide such reaffirmation following a publicly announced Acquisition Proposal or commencement of a tender or exchange offer for the Company Shares, (iii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, or (iv) the Company shall have materially breached any of the covenants set forth in Section 6.3;

(g) By the Company, in connection with a Change in Recommendation made in accordance with Section 6.3 in which the Company Board shall have determined to accept or enter into a transaction related to a Superior Proposal that was the subject of such Change in Recommendation; provided, however, that the Company shall concurrently with such termination enter into an Acquisition Agreement relating to such Superior Proposal and pay Parent the Fee payable under Section 8.3(a)(iv) prior to such termination. Any purported termination pursuant to this Section 8.1(g), that is not effected in compliance with the requirements of this Section 8.1(g), shall be null and void and of no effect; or

(h) By the Company, not later than ten (10) business days following written notice to the Company and Parent of a decision by the European Commission under the EC Merger Regulation to prohibit the Merger.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders, or affiliates; provided, however, that, (a) the provisions of Section 6.2(b) (Confidentiality), Section 6.14 (Public Announcements), Section 8.3 (Fees), Article 9 (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement, and (b) such termination shall not relieve any party from liability for any fraud or intentional breach of its representations or warranties or covenants hereunder. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties.

8.3 Fees.

(a) In the event that this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 8.1(c), provided that (x) following the execution and delivery of this Agreement and prior to the Stockholders’ Meeting, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn (excluding, for purposes of this Section 8.3(a)(i), from the definition of “Acquisition Proposal” any inquiries), and (y) within twelve (12) months after such termination, either (A) the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal or (B) an Acquisition Proposal is consummated (provided, however, that for purposes of this Section 8.3(a)(i) only, all references to “fifteen percent (15%)” and “eighty five percent (85%)” in the definition of “Acquisition Proposal” shall be references to fifty point one percent (50.1%));

(ii) by Parent or Merger Sub pursuant to Section 8.1(d) (in respect of a breach by the Company of its covenants herein following the public announcement of the Acquisition Proposal described in the following clause (x) or the receipt by the Company Board of the Acquisition Proposal described in the following clause (x)), provided that (x) following the execution and delivery of this Agreement and prior to such termination, an Acquisition Proposal (excluding, for purposes of this Section 8.3(a)(ii), from the definition of “Acquisition Proposal” any inquiries) shall have been publicly announced and not publicly withdrawn or shall have been communicated to the Company Board and (y) within twelve (12) months after such termination, either (A) the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal or (B) an Acquisition Proposal is consummated (provided, however, that for purposes of this Section 8.3(a)(ii) only, all references to “fifteen percent (15%)” and “eighty-five percent (85%)” in the definition of “Acquisition Proposal” shall be references to fifty point one percent (50.1%));

(iii) by Parent or Merger Sub pursuant to Section 8.1(f) (provided, however, in the case of clause (iv) of Section 8.1(f), that the applicable breach was not by a person who was an employee of the Company or a Company Subsidiary with a title and responsibilities below that of vice president, and who had not at any time had a title or responsibilities of vice president or above, and who was not directed or authorized by or on behalf of the Company or any Company Subsidiary to take such actions constituting the breach); or

(iv) by the Company pursuant to Section 8.1(g);

then, in any such event, the Company shall pay Parent a fee of Two Hundred Thirty Million Dollars ($230,000,000) (the “Fee”) less, in the case of (i) above, any Expenses previously paid pursuant to Section 8.3(b)), which amount shall be payable by wire transfer of immediately available funds. The Fee (less, in the case of (i) above, any Expenses previously paid pursuant to Section 8.3(b)) shall be paid (x) in the circumstances described in clauses (i) and (ii) above, promptly (but in no event later than one (1) business day) following the consummation of the Acquisition Proposal or the entry into an Acquisition Agreement, as the case may be, (y) in the circumstances described in clause (iii) above, promptly (but in no event later than one (1) business day) following termination, and (z) in the circumstances described in clause (iv) above, prior to and as a condition to the termination.

(b) If this Agreement is terminated by Parent pursuant to Section 8.1(c) and neither Parent nor Merger Sub is in material breach of their respective agreements contained in this Agreement or their respective representations and warranties contained in this Agreement, the Company shall reimburse each of Parent and Merger Sub and their affiliates for all out-of-pocket expenses and fees (including fees and expenses payable to all banks and investment banking firms, and all fees and expenses of counsel, accountants, experts and consultants to Parent and Merger Sub) actually incurred or accrued by any of them, or on their behalf, in connection with the Transactions, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Merger Sub in connection with the negotiation, preparation, execution and performance of this Agreement, and the structuring of the Transactions (all the foregoing being referred to herein collectively as the “Expenses”), up to a maximum of $25,000,000. The Expenses shall be paid by wire transfer of immediately available funds promptly (but in no event later than one (1) business day) following termination, and shall be further paid promptly (and in any event within one (1) business day) following submission of statements therefor.

(c) Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated; provided, however, that all filing fees associated with compliance with applicable regulatory requirements (including filings under the HSR Act and any applicable foreign antitrust fees) in connection with the Merger shall be shared equally by Parent and the Company.

(d) Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees, on behalf of itself and its affiliates, that the Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Fee is payable for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. The Company acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the Transactions, and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay the Fee or the Expenses when due, the terms “Fee” and “Expenses”, as applicable, shall be deemed to include the costs and expenses incurred or accrued by Parent and Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee and Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A. from time to time, in the City of New York, as such bank’s Base Rate, plus five percent (5%).

9. GENERAL PROVISIONS

9.1 No Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time.

9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

Intel Corporation

22200 Mission College Blvd

Santa Clara, California 95054

Facsimile No: (408) 765 6038

Attention: President, Intel Capital Corporation

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Facsimile No.: (415) 268-7522

Attention: Robert Townsend and Bruce Mann

if to the Company:

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

Attention: Senior Vice President –Corporate Development

Facsimile No.: (408) 346-3314

with a copy to:

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

Attention: General Counsel

Facsimile No.: (408) 346-3314

and with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Facsimile No.: (650) 493-6811

Attention: Larry Sonsini, Jeffrey Saper and Michael Ringler

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.4 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Merger Sub may assign all or any of their rights and obligations hereunder to any wholly-owned subsidiary of Parent; provided, however, that any such assignment shall not relieve Merger Sub of any of its obligations hereunder.

9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to, or shall confer upon, any other person any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, other than, after the Effective Time, as set forth in Section 6.5 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

9.6 Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that the parties shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which the parties may be entitled at Law or in equity.

9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to the conflict of law rules of such State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The parties hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any party, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

9.8 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 General Interpretation.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only, and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(e) The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(f) The phrase “made available to Parent” when used herein, shall mean that true, correct and complete copies of the subject document were uploaded to the Data Room prior to the date of this Agreement or otherwise made available to Parent.

(g) The phrase “ordinary course” when used in Article 3 and Section 5.1, shall be deemed to include the words “consistent with past practice.”

9.10 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made that requires the approval of such stockholders under applicable Law unless such approval is obtained. This Agreement may not be amended, except by an instrument in writing signed by each of the parties.

9.11 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.12 No Other Representations and Warranties. Parent and Merger Sub, on the one hand, and the Company, on the other hand, each acknowledges and agrees that, in connection with this Agreement and the Transactions, except for the representations and warranties of the Company set forth in Article 3 and of Parent and Merger Sub set forth in Article 4, (a) no party (or any of its affiliates, stockholders, directors, officers, employees, agents, representatives, advisors or any other person) makes, and no party (or any of its affiliates, stockholders, directors, officers, employees, agents, representatives, advisors or any other person) has made, any representations or warranties, express or implied, relating to such party, its subsidiaries, its businesses or operations or otherwise, including with respect to any information or materials, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the other party or any of its affiliates, stockholders, directors, officers, employees, agents, representatives, advisors or any other person (including in “data rooms” or management presentations) in anticipation or contemplation of the Merger or any other Transaction, and (b) any information or materials, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the other party or any of its affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person (including in “data rooms” or management presentations) in anticipation or contemplation of the Merger or any other Transaction shall not be deemed to be representations or warranties of a party for purposes of this Agreement except to the extent any such information or material is the subject of any representation or warranty set forth in this Agreement. Each party acknowledges and agrees that it is not relying on any representations or warranties, express or implied, relating to the other party, its subsidiaries, its businesses or operations or otherwise, including with respect to any information or materials, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to such party or any of its affiliates, stockholders, directors, officers, employees, agents, representatives, advisors or any other person (including in “data rooms” or management presentations) in anticipation or contemplation of the Merger or any other Transaction, except to the extent of the representations and warranties set forth in this Agreement.

9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

INTEL CORPORATION

By	/s/ Renee J. James
Name: Renee J. James
Title: Senior Vice President

JEFFERSON ACQUISITION CORPORATION

By	/s/ Renee J. James
Name: Renee J. James
Title: President

MCAFEE, INC.

By	/s/ David G. DeWalt
Name: David G. DeWalt
Title: Chief Executive Officer and President